Exhibit 10.4

Execution Version

CREDIT AGREEMENT

among

DRP URBAN RENEWAL 4, LLC
as the Borrower,

DELAWARE RIVER PARTNERS LLC,
as DRP,

The Several Lenders
from Time to Time Party Hereto,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Sole Lead Arranger and Sole Bookrunner and as Issuing Bank

Dated as of May 28, 2025

i

SCHEDULES:

1.1	Commitments
3.6	Material Litigation
3.8	Real Property
3.15	Subsidiaries
3.17	Environmental Matters
3.23	Insurance
5.5	Post-Closing Actions
5.29(b)	Outstanding Material Project Contract Payments
6.1(k)	Part A - Specified Material Project Contracts
Part B - Applicable Material Project Contracts

EXHIBITS:

A	Form of Assignment and Acceptance
B	Form of Note
C	Form of Solvency Certificate
D	Form of Funding Notice
E-1	Form of U.S. Tax Compliance Certificate
E-2	Form of U.S. Tax Compliance Certificate
E-3	Form of U.S. Tax Compliance Certificate
E-4	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT, dated as of May 28, 2025, among DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), DELAWARE RIVER PARTNERS, LLC, a Delaware limited liability company (“DRP”), the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”) and Deutsche Bank AG, New York Branch, as Issuing Bank.

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, the Borrower has requested that (i) the Lenders extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount of $100,000,000 and (ii) the Issuing Bank issue one or more Letters of Credit on the Closing Date in an amount not to exceed the Issuing Bank’s Letter of Credit Commitment; and

WHEREAS, the Lenders have agreed to make the Term Loans to the Borrower, and the Issuing Bank has agreed to provide the Letters of Credit, on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.          DEFINITIONS

Section 1.1          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.  To the extent capitalized terms are used in this Agreement and not defined in this Section 1.1, such capitalized terms shall have the meanings specified in the Collateral Agency Agreement.

“Administrative Agent”:  as defined in the preamble hereto.

“Affected Financial Institution”:  (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For the purposes of this Agreement, Fortress and its Affiliates and any publicly traded entity managed by Fortress or any of its Affiliates, shall be deemed to be “Affiliates” of each Loan Party; provided that Mubadala Capital, a wholly owned asset management subsidiary of Mubadala Investment Company, and its Affiliates (except for Foundation Holdco LP and its controlled affiliates) shall not be deemed “Affiliates” of each Loan Party.

“Agreement”:  this Credit Agreement.

“Applicable Material Project Contracts”:  the contracts listed in Part B of Schedule 6.1(k).

 “Applicable Treasury Rate”: as of the relevant date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the prepayment or repayment) of the yield to maturity of U.S. Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such statistical release is no longer published, any publicly available source of similar market data selected by the Borrower in good faith) most nearly equal to the period from such prepayment or repayment date to the Maturity Date; provided that if the period from such prepayment or repayment date to the Maturity Date is not equal to the constant maturity of a U.S. Treasury security for which a yield is given, the “Applicable Treasury Rate” will be obtained by linear interpolation (calculated to the nearest 1/12th of a year) from the weekly average yields on actually traded U.S. Treasury securities adjusted to a constant maturity of one year.

“Asset Sale”:  the sale or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Borrower, DRP or their respective Subsidiaries.

“Assignment and Acceptance”:  an agreement substantially in the form of Exhibit A.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification”:  a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”:  31 C.F.R. § 1010.230.

“Benefit Plan”:  any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate”:  of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Bonds”:  the DRP 4 Series 2025 Bonds issued under the Indenture.

“Borrower”:  as defined in the preamble hereto.

“Business Day”:  any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease”:  with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be classified and accounted for as a finance lease on the balance sheet of such Person under Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842).

“Capital Lease Obligations”:  with respect to any Person, obligations of such Person under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Change of Control”:  (a) all or substantially all the assets of the Borrower, DRP and their respective Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than the Borrower, DRP, a Subsidiary, or one or more Permitted Holders; provided that this clause (a) shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the transferee Person, or (ii) to any consolidation, amalgamation or merger of the Borrower with or into (x) a corporation, limited liability company or partnership or (y) a wholly owned subsidiary of a corporation, limited liability company or partnership, of which (in each case), immediately following the transaction or series of transactions, the Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the voting power of such successor entity and, in the case of clause (y), the parent of such wholly owned subsidiary guarantees the obligations of the Borrower under the Loans; (b) FIP ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 90.0% of the Voting Stock of each of the Borrower and DRP; (c) DRP ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 100.0% of the Voting Stock of its Subsidiaries that are owned by DRP as of the date hereof or (d) Holdings ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 95.0% of the Voting Stock of each of DRP and the Borrower.

“Closing Date”:  May 28, 2025.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all real and personal property that is intended to be subject to the Security Interests granted to the Collateral Agent under the Security Documents to secure each Grantor’s payment and performance of the Obligations, including the Grantor Collateral and the Pledged Collateral (each as defined in the Collateral Agency Agreement).

“Collateral Agency Agreement”:  the Collateral Agency, Intercreditor and Accounts Agreement, dated as of May 28,  2025, by and among Holdings, DRP, the Borrower, the DRP Subsidiaries, UMB Bank, N.A., as the bond trustee for the Bonds, the Collateral Agent and the Account Bank (as defined therein), each other Secured Party (as defined therein) from time to time party thereto and the Administrative Agent, as amended prior to the Closing Date.

“Collateral Agent”:  UMB Bank, N.A., as collateral agent under the Security Documents, and any successor or assign thereof that becomes the collateral agent in accordance with the terms of the Collateral Agency Agreement.

“Commercial Operations Date”: the Completion Date (as defined in the Collateral Agency Agreement) for the Project of the Borrower.

“Commitment”:  the Term Loan Commitments and the Letter of Credit Commitments, and “Commitments” means such commitments of all Lenders and the Issuing Bank in the aggregate.  The initial amount of each Lender’s and the Issuing Bank’s Commitments as of the Closing Date is set forth in Schedule 1.1.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Covered Entity”:  any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Debt Service Reserve Account”:  the Taxable Term Loan Debt Service Reserve Sub-Account (as defined in the Collateral Agency Agreement).

“Debtor Relief Laws”:  the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  any of the events or conditions specified in Section 6.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”:  has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“DRP”:  as defined in the preamble hereto.

“DRP Subsidiaries”:  collectively, DRP Urban Renewal 1, LLC, a New Jersey limited liability company (“DRP 1”), DRP Urban Renewal 2, LLC, a New Jersey limited liability company (“DRP 2”), DRP Urban Renewal 3, LLC, a New Jersey limited liability company (“DRP 3”) and DRP Urban Renewal 5, LLC, a Delaware limited liability company (“DRP 5”) and each other entity that is, as the date hereof, or hereafter becomes, a direct or indirect subsidiary of DRP (excluding the Borrower).

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment”:  ambient air, indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claim”:  any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the Release of, or exposure to, any Hazardous Materials; or (c) in connection with any actual or alleged damage, injury, threat, or harm to the Environment.

“Environmental Law”:  any federal, state or local statute, ordinance, rule or regulation, any judicial or administrative order (whether or not on consent), request or judgment, or any other binding determination of any Governmental Authority relating to protection of the Environment or health or safety relating to the release of or exposure to Hazardous Materials.  Environmental Laws include, without limitation, regulations and requirements imposed pursuant to the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and any and all state law or local law counterparts.

“Environmental Permits”:  any and all Permits required under, or issued pursuant to, any Environmental Law and including the common law insofar as it relates to any of the foregoing.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”:  any of the events or conditions specified in Section 6.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Tax”:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case (x) imposed on any Recipient as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes; (ii) Taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of clauses (f), (g), (h), (i), (j) or (k) of Section 2.16; (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in the applicable Commitment, or in the case of a Loan not acquired pursuant to a prior Commitment, acquires such interest in the applicable Loan (in each case, other than pursuant to an assignment request by the Borrower under Section 2.18) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment hereto or to such Lender immediately before it changed its lending office; and (iv) Taxes that are imposed pursuant to FATCA.

“Existing Credit Agreements”:  collectively, (i) that certain Credit Agreement, dated as of March 11, 2025 (as amended, restated, supplemented or otherwise modified), by and among certain subsidiaries of DRP, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent, (ii) that certain Amended and Restated Credit Agreement, dated as of November 5, 2021 (as amended, restated, supplemented or otherwise modified), by and among DRP, the guarantors party thereto, the various financial institutions and other persons from time to time party thereto, and ING Capital LLC, as administrative agent, and (iii) that certain Credit Agreement, dated as of October 18, 2024 (as amended, restated, supplemented or otherwise modified, the “Affiliate Credit Agreement”), by and among FTAI Energy Holdings LLC, a Delaware limited liability company, and FTAI Energy Partners LLC, a Delaware limited liability company, as co-borrowers, the guarantors party thereto, the various financial institutions and other persons from time to time party thereto, and Barclays Bank PLC, as administrative agent.

“FASB”:  the Financial Accounting Standards Board.

“FATCA”:  Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any fiscal or regulatory legislation or official administrative rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”:  that certain (a) Fee Letter, dated as of May 16, 2025, by the Borrower and the Lead Arranger and (b) Fee Schedule, dated as of May 14, 2025, by the Borrower and the Administrative Agent.

“FIP”:  FTAI Infrastructure Inc., a Delaware corporation.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto.

“Foreign Employee Benefit Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of DRP, the Borrower and their respective Subsidiaries, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Funding Notice”:  a notice substantially in the form of Exhibit D.

“GAAP”:  such accepted accounting practice as conforms at the time to applicable generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority”:  any nation, state, sovereign or government, any federal, regional, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors”:  the collective reference to Holdings, the Borrower, DRP, the DRP Subsidiaries and their respective permitted successors and assigns, and any other Person that grants a Security Interest on any of its Property under a Security Document or otherwise to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Hazardous Materials”:  any material, substance or waste that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, toxic or a pollutant or a contaminant, or words of similar import, under or pursuant to or for which liability may be imposed under any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, per- or polyfluoroalkyl substances and polychlorinated biphenyls.

“Holdings”:  Repauno Financing Holdco LLC, a Delaware limited liability company.

 “Indebtedness”:  with respect to any Person, without duplication:  (a) indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, other than:  (1) accounts payable and trade payables arising in the ordinary course of business (other than those addressed in clauses (2) through (4) of this clause (c)) which are payable in accordance with customary practices; provided that such accounts payable and trade payables (x) are not evidenced by a note, (y) are payable within ninety (90) days of the date of incurrence and are not more than ninety (90) days past due unless being contested in good faith (or, with respect to accounts payable and trade payables mentioned in clause (1)(z)(ii) of this clause (c), are payable within forty-five (45) days of the date of incurrence and are not more than forty-five (45) days past due unless being contested in good faith) and (z) either (i) do not exceed 4.0% of the sum of the original principal amount of the Bonds plus the principal amount of the Loans, other Permitted Additional Senior Indebtedness and Additional Bonds (each as defined in the Collateral Agency Agreement) at any one time outstanding or (ii) arise out of, or are incurred in connection with, any of the Borrower, DRP or DRP Subsidiary’s business, operations or role in commodity inventory management (or similar ordinary course inventory management processes) provided, however, that, the accounts payable and trade payables that are excluded from comprising Indebtedness by virtue of this clause (1)(z)(ii) shall be limited to those arising or incurred in respect of an inventory volume of no more than 788,000 barrels of bulk liquids at any time, (2) accrued expenses arising in the ordinary course of business and not recorded as either “short term indebtedness” or “long term indebtedness” on the balance sheet of such Person in accordance with GAAP, (3) any payments pursuant to any project contracts that are not more than ninety (90) days past due unless being contested or intended to be contested in good faith or to the extent such payments represent “retainage,” “holdback” or similar payments; provided, however, that any such payments pursuant to project contracts paid with the proceeds of the Bonds as soon as reasonably practicable after the applicable Closing Date (taking into account the completion, delivery and review of all applicable certificates and reports required hereunder, and completion of any other applicable prerequisites for initial disbursement of the relevant Bond proceeds, and in any event within ten (10) Business Days of the applicable Closing Date) shall not be deemed Indebtedness even if more than ninety (90) days past due and (4) payments due under any management contract, employee sharing agreement, or similar agreement pursuant to which an employer provides employees to provide services for such Person, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any Capital Lease Obligation, (f) all obligations, contingent or otherwise, of such Person under bankers acceptances issued or created for the account of such Person, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (h) all net obligations of such Person pursuant to Permitted Swap Agreements (as defined in the Collateral Agency Agreement), (i) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all Indebtedness of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Taxes”:  (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture”:  that certain Indenture of Trust, dated as of the Closing Date, by and between the New Jersey Economic Development Authority and UMB Bank, N.A., as trustee.

“Initial Maturity Date”:  November 30, 2026.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such “plan” is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, proprietary technology, proprietary know-how and proprietary processes, and all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  with respect to any Loan or fee payment, March 31, June 30, September 30 and December 31 of each year (or, if such date is not a Business Day, the first Business Day thereafter), commencing on the first such date to occur after the Closing Date, and the Maturity Date.

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices (ISP98)” published by the International Chamber of Commerce, Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank”:  Deutsche Bank AG, New York Branch, and any other Lender that is appointed as an Issuing Bank in accordance with Section 2.6(h).  Each Issuing Bank may, in its sole and absolute discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank; provided that Deutsche Bank AG, New York Branch shall be required to issue only standby Letters of Credit.  In the event an Affiliate or other Lender issues a Letter of Credit hereunder under the terms of the foregoing sentence, the term “Issuing Bank” shall include any such Affiliate or Lender with respect to Letters of Credit issued by such Affiliate or Lender, as applicable.

“Law”:  any federal, state, local and municipal laws, statutes, rules and regulations, orders, codes, directives, permits, approvals, decisions, decrees, ordinances or bylaws having the force of law and any common or civil law, including binding court and judicial decisions having the force of law, and includes any amendment, extension or re-enactment of any of the same in force from time to time and all other instruments, orders and regulations made pursuant to statute.

“LC Disbursement”:  a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”:  at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed or converted to Letter of Credit Loans by or on behalf of the Borrower at such time.

“Lead Arranger”:  Deutsche Bank AG, New York Branch, in its capacity as sole lead arranger and bookrunner of the credit facility established under this Agreement.

“Lenders”:  as defined in the preamble hereto.

“Letter of Credit”:  any letter of credit issued pursuant to this Agreement substantially in the form of Exhibit F.

“Letter of Credit Commitment”:  the commitment of the Issuing Bank, if any, to issue the Letters of Credit hereunder.  The initial amount of the Issuing Bank’s Letter of Credit Commitment as of the Closing Date is set forth in Schedule 1.1(b).

“Letter of Credit Facility Amount”:  an amount not to exceed $6,000,000.

“Loan Documents”:  this Agreement, the Security Documents, each Fee Letter and the Notes.

“Loan Exposure”:  with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Loan Parties”:  the collective reference to Holdings, the Borrower and the other Grantors.

“Loan Parties’ Knowledge”:  the actual knowledge attributable to the officers of the Borrower and DRP.

“Loans”: collectively, (i) the Term Loans and (ii) the Letter of Credit Loans.

“Management Group”:  at any time, the member, the manager, the chairman of the board of directors, any chief executive officer, any president, any executive vice president, any managing director, any treasurer and any secretary or other executive officer of the Borrower, DRP or any of their respective Subsidiaries at such time.

“Material Adverse Effect”:  (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower, DRP, the DRP Subsidiaries and their respective Subsidiaries, taken as a whole, (b) a material adverse effect on the rights and remedies of the Lenders and the Administrative Agent, taken as a whole, under this Agreement or any other Loan Documents or (c) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under this Agreement.

“Material Environmental Amount”:  an amount or amounts payable or reasonably likely to become payable by any Loan Party, individually or in the aggregate in excess of $2,500,000 for costs to comply with or any liability under any Environmental Law, failure to obtain or comply with any Environmental Permit, and any other cost or liability, including compensatory damages, punitive damages, fines, and penalties pursuant to any Environmental Law.

 “Maturity Date”:  the earliest of (a) the Initial Maturity Date or, if the Maturity Date is extended pursuant to Section 2.19, the Extended Maturity Date, the Second Extended Maturity Date or the Final Maturity Date, as applicable and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, in each case, if such date is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

“Mortgage”:  an agreement, including, but not limited to, a mortgage, leasehold mortgage or any other document, creating and evidencing a Security Interest in the Mortgaged Property made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties.

“Mortgaged Property” the real property as to which the Collateral Agent for the benefit of the Secured Parties shall be granted Security Interests pursuant to any Mortgage.

“Multiemployer Plan”:  a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Net Proceeds”:  with respect to any Asset Sale (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated in good faith to be payable by the Borrower, DRP and their respective Subsidiaries in connection with such event, (ii) the principal amount, premium or penalty, if any, interest, breakage, costs and other amounts on any Indebtedness (other than Indebtedness under the Loan Documents) subject to mandatory prepayment as a result of such event, (iii) in the case of any disposition, casualty, condemnation or similar event by a non-wholly owned Person, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower, DRP or a wholly owned Subsidiary as a result thereof, (iv) the amount of all Taxes paid (or reasonably estimated in good faith to be payable) by the Borrower, DRP and their respective Subsidiaries as a result of such event, and (v) the amount of any reserves established by the Borrower, DRP and their respective Subsidiaries to fund contingent liabilities reasonably estimated in good faith to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer of the Borrower).

“Non-Public Information”:  material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its securities.

“Note”:  a promissory note substantially in the form of Exhibit B.

“O&M Budget”:  with respect to the Project, a reasonably detailed annual budget for the operation and maintenance of the Project, containing a detailed description of costs incurred and expected to be incurred with respect to the operation and maintenance of the Project on an annual basis.

“Obligations”:  the collective reference to the unpaid principal of and interest on the Loans, the unpaid principal of and interest on any LC Disbursements, the Exit Fee and Yield Protection Premium (if any), any other fees payable pursuant to Section 2.8 and all other obligations and liabilities of the Borrower and each Loan Party (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such proceeding) to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any Letter of Credit, the Security Documents, the other Loan Documents or the Erroneous Payment Subrogation Rights or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 2.18).

“PATRIOT Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”:  a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (a) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such plan, (b) having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or (c) being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permit”:  any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Holders”:  collectively, (a) Fortress Investment Group LLC and its Affiliates, (b) FIP and its Subsidiaries and (c) the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Security Interests”: the Permitted Security Interests as defined in the Collateral Agency Agreement.

“Person”:  an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity, municipality, county, or any other person having separate legal personality.

“Principal Office”:  the Administrative Agent’s “Principal Office” as set forth in Section 8.2, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Rata Share”:  at any time, with respect to any Lender, the percentage obtained by dividing (i) the Loan Exposure of such Lender by (ii) the aggregate Loan Exposure of all Lenders.  If at any time there is no Loan Exposure of any Lender, the Pro Rata Shares shall be determined based upon the Loan Exposure most recently in effect.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including any capital stock or other equity interests.

“PTE”:  a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders”:  Lenders that do not wish to receive Non-Public Information with respect to the Borrower, DRP or their respective Subsidiaries or their securities.

“QFC”:  has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“Recipient”:  (a) the Administrative Agent or (b) any Lender, as applicable.

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”:  any new or historical spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating, abandoning or discarding into or through the Environment, or within, from or into any building, structure or facility.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the notice requirement is waived.

“Required Lenders”:  one or more Lenders having or holding more than fifty percent (50.0%) of the sum of (a) the aggregate principal amount of the outstanding Loans, plus (b) the unused Commitments, if any, plus (c) the face amount of all outstanding Letters of Credit.

“Requirements of Law”:  as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”:  an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  any manager, the chief executive officer, the chief financial officer or any other authorized designee of such Person, and when used with reference to any act or document of a Loan Party, also means any other person authorized to perform the act or execute the document on behalf of such Loan Party, or any other authorized officer or signatory of such Loan Party reasonably acceptable to the Administrative Agent.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  a collective reference to the Administrative Agent, the Issuing Bank and the Lenders.

“Security Documents”:  the collective reference to the Collateral Agency Agreement, the Security Documents (as defined in the Collateral Agency Agreement), the Mortgages, and all other security documents now or hereafter delivered to the Administrative Agent or the Collateral Agent granting (or purporting to grant) a Security Interest on any Property of any Person to secure the Obligations.

“Security Interest”:  (a) a mortgage, pledge, lien, charge, assignment, hypothecation, security interest, title retention arrangement, preferential right, trust arrangement or other arrangement having the same or equivalent commercial effect as a grant of security; or (b) any agreement to create or give any arrangement referred to in clause (a) of this definition.

“Solvent”:  with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Material Project Contracts”:  the Material Project Contracts listed in Part A of Schedule 6.1(k).

“Subsidiary”:  as to any Person:  (a) any corporation of which more than 50.0% of the outstanding capital stock or other equity interests having ordinary voting power to elect the board of directors of such corporation (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned (i) by such Person, (ii) by such Person and one or more Subsidiaries of such Person, or (iii) by one or more Subsidiaries of such Person; or (b) any limited liability company, trust, partnership, joint venture or other Person as to which such Person, or one or more Subsidiaries of such Person, owns more than 50.0% of the voting ownership, equity or similar interest of such limited liability company, trust, partnership, joint venture or other Person, as the case may be.  Unless otherwise specified, references to “Subsidiaries” in this Agreement shall be references to the respective Subsidiaries of the Borrower and DRP.

“Swap Agreement”:  any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current, former or future directors, officers, members of management, employees or consultants of the Borrower, DRP or their respective Subsidiaries shall be a Swap Agreement.

“Taxes”:  any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment”:  the commitment of a Lender, if any, to make or otherwise fund Term Loans hereunder, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The initial amount of each Lender’s Term Loan Commitments as of the Closing Date is set forth in Schedule 1.1(a).

“Term Loans”:  the loans made by the Lenders to the Borrower pursuant to Section 2.1(a).

“Termination Conditions”:  collectively, (a) the payment in full in cash of the Obligations (other than contingent LC Exposure and Unasserted Contingent Obligations that are not then due and payable), (b) the termination or expiration of all Commitments and (c) any contingent LC Exposure shall have been terminated or, as applicable, secured by (i) the grant of a first priority, perfected Security Interest on cash or cash equivalents in an amount at least equal to 102% of the amount of such LC Exposure or other collateral which is reasonably acceptable to the Issuing Bank or (ii) the issuance of a “back-to-back” letter of credit in form and substance reasonably acceptable to the Issuing Bank with an original face amount at least equal to 102% of the amount of such LC Exposure.

“Transactions”:  collectively, (a) the execution and delivery of this Agreement and the other Loan Documents and the funding of the Term Loans and the issuance of the Letter of Credit on the Closing Date, (b) the Closing Date Refinancing, (c) the issuance of the Bonds and (d) the transactions related to the foregoing, including the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition.

“UK Financial Institution”:  any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”:  the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unasserted Contingent Obligations”:  at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“U.S. Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock”:  as of any date, the capital stock of any Person that is at the time entitled to vote in the election of, or direct the appointment of, the manager or the board of directors or managers, as applicable, of such Person.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Protection Premium”:  an amount equal to the present value of the amount of interest (calculated by the Borrower in good faith) that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment through the Initial Maturity Date (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred and sixty (360) days using a discount rate equal to the Applicable Treasury Rate as of such date plus 50 basis points).

Section 1.2          Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower, DRP and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall (subject to Section 8.15) have the respective meanings given to them under GAAP.

(c)         The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, supplements or other modifications set forth herein or in any other Loan Document).  Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, supplemented or otherwise modified from time to time.

(f)          The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)          Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

Section 1.3         Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

Section 1.4            Other Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth in the described Sections.

Defined Term	Section
“Accounting Change”	8.15
“Agent Parties”	8.2
“Aggregate Amounts Due”	2.14
“Agreement Currency”	8.17(b)
“Anti-Money Laundering Laws”	3.22(a)
“Applicable Creditor”	8.17(b)
“Assignee”	8.6(c)
“Assignor”	8.6(c)
“Borrower Materials”	8.2
“Cash Interest Rate”	2.5(a)
“Closing Date Refinancing”	2.3(a)
“Covered Party”	8.23
“Declining Lender”	2.11(f)
“Erroneous Payment”	7.12(a)
“Erroneous Payment Deficiency Assignment”	7.12(d)(i)
“Erroneous Payment Impacted Class”	7.12(d)(i)
“Erroneous Payment Return Deficiency”	7.12(d)(i)
“Erroneous Payment Subrogation Rights”	7.12(e)
“Exit Fee”	2.8(a)

Defined Term	Section
“Extended Maturity Date”	2.23
“FCPA”	3.22(b)
“Final Maturity Date”	2.23
“Granting Lender”	8.6(g)
“Increased Cost Lender”	2.19
“Indemnified Liabilities”	8.5(a)
“Indemnitee”	8.5(a)
“Information”	8.14
“Judgment Currency”	8.17(b)
“LC Reimbursement Amount”	2.6(d)
“LC Reimbursement Payment Date”	2.6(d)
“Letter of Credit Loan”	2.6(d)
“Non-Consenting Lender”	2.19
“Participant”	8.6(b)
“Participant Register”	8.6(b)
“Payment Recipient”	7.12(a)
“PIK Interest Rate”	2.5(a)
“Platform”	5.2
“Private Side Information”	5.2
“Proposed Modification”	2.11(c)
“QFC Credit Support”	8.23
“Register”	2.4(b)
“Replacement Lender”	2.19
“Representatives”	8.14
“Sanctions”	3.22(c)
“Second Extended Maturity Date”	2.23
“SPC”	8.6(g)
“Stock Certificates”	4.1
“Supported QFC”	8.23
“Terminated Lender”	2.19
“Transferee”	8.14
“UCC Filing Collateral”	4.1
“U.S. Special Resolutions Regimes”	8.23
“U.S. Tax Compliance Certificate”	2.17(f)(iii)

Section 1.5          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 2.          LOANS

Section 2.1          Loans.

(a)          Term Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make Term Loans in Dollars to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment.  The Borrower may only make one borrowing under the Term Loan Commitments, which shall be on the Closing Date.  Any amounts borrowed under this Section 2.1(a) that are repaid or prepaid may not be reborrowed.  Subject to Sections 2.10 and 2.11, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date upon the funding of the Term Loans.

(b)          Borrowing Mechanics for Term Loans.

(i)          To request a funding of Term Loans, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 12:00 noon one (1) Business Day prior to the Closing Date (or such later time as may be acceptable to the Administrative Agent).  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)          Each Lender shall make its Term Loan available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Promptly following receipt of such funds, the Administrative Agent shall make the proceeds of such Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.2          Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares.  All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.  Letter of Credit Loans shall be deemed made by the Issuing Bank in accordance with Section 2.6(d).

(b)         Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on the Closing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon, for each day from and including the Closing Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks.  If such corresponding amount is not in fact made available to the Administrative Agent forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from and including the Closing Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such duplicative interest paid by the Borrower for such period.  In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Closing Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.3          Use of Proceeds.  (a) The proceeds of the Term Loans on the Closing Date shall be applied by the Borrower and its Affiliates (i) to repay indebtedness under the Existing Credit Agreements on the Closing Date (other than obligations in respect of any letter of credit which has been cash collateralized or back-stopped) (collectively, the “Closing Date Refinancing”), (ii) in connection with a storage and transloading terminal of the Borrower and its Affiliates, to pay for costs associated with the construction and development of a new cryogenic tank and other above-ground storage facilities, a new piping system, additional dock facilities, rail improvements and other enhancements to the aforementioned terminal, (iii) to pay fees, costs and expenses related to the foregoing and the Transactions (including accrued and unpaid interest and applicable premiums) and (iv) for general corporate purposes of the Borrower, DRP and the DRP Subsidiaries, (b) Letters of Credit will be issued on the Closing Date to fund the Debt Service Reserve Account and (c) the proceeds of the Letter of Credit Loans shall be used to reimburse the Issuing Bank for any LC Disbursements.

Section 2.4          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)         Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Obligations in respect of any Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders (and each assignee thereof) and the Term Loan Commitments and Loans (and related interest amounts) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (provided that any such Lender may only inspect any entry relating to such Lender’s Term Loan Commitments and Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loan Commitments and the Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 8.6, and each repayment or prepayment in respect of the principal amount (and related interest amounts) of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that any failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitments or the Obligations in respect of any Loan.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4.  The parties hereto shall treat each Person listed in the Register as the owner of the applicable Loan, notwithstanding notice to the contrary.  This Section 2.4(b) is intended to establish a “book entry system” within the meaning of Treasury regulation Section 5f.103-1(c)(1)(ii).

(c)          Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (or to any Person who is an Assignee of such Lender pursuant to Section 8.6) on the Closing Date (or, if such notice is delivered less than two (2) Business Days prior to the Closing Date or at any time after the Closing Date, promptly after the Borrower’s receipt of such notice), a Note to evidence such Lender’s or Assignee’s Loans hereunder.

Section 2.5          Interest on Loans.

(a)        Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate per annum equal to 8.50% (the “Cash Interest Rate”); provided that at any time prior to the Commercial Operations Date, the Borrower may provide written notice to the Administrative Agent at least three (3) Business Days prior to an Interest Payment Date of its intention to pay all of such interest payable on such applicable Interest Payment Date in kind pursuant to Section 2.5(d), and each Loan shall then bear interest on the unpaid principal amount thereof from the prior Interest Payment Date (or, if there has been no prior Interest Payment Date for such Loan, from the date such Loan was made) to but excluding the current Interest Payment Date or date of repayment (whether by acceleration or otherwise), as indicated in the applicable notice, at a rate per annum equal to 9.50% (the “PIK Interest Rate”) in accordance with Section 2.5(d).

(b)          Interest payable pursuant to clause (a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.

(c)          Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on (i) each Interest Payment Date with respect to interest accrued on and to each such payment date; and (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.

(d)        Interest Payable in Kind.  Any interest that is paid in kind shall be capitalized on the outstanding principal amount of the Loans in arrears on the relevant Interest Payment Date and shall be payable as part of the outstanding principal amount of the Loans upon any prepayment or repayment of such Loans, whether voluntary or mandatory, and shall be payable in cash as part of the outstanding principal amount of such Loans upon the Maturity Date.  All capitalized amounts shall constitute principal of the Loans and shall accrue interest at rate set forth in Section 2.5(a), payable in accordance with this Section 2.5.  Interest that has accrued but has not been paid in cash or capitalized shall be payable on the date of any prepayment and on the Maturity Date.  The Administrative Agent shall at all times maintain on its books and records a notation of all interest that is paid in kind.

Section 2.6          Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars to fund the Debt Service Reserve Account on the Closing Date, in a form of issuance request reasonably acceptable to the Issuing Bank.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  On the Closing Date, subject to the Borrower’s satisfaction of the requirements in Section 2.6(b) and the limitations set forth in Section 2.6(j), the Issuing Bank shall issue one or more Letters of Credit in an aggregate amount not to exceed the Issuing Bank’s Letter of Credit Commitment to fund the Debt Service Reserve Account.  Following the issuance of the Letters of Credit on the Closing Date, the Issuing Bank shall be under no obligation to issue any additional Letters of Credit.  The Issuing Bank’s Letter of Credit Commitment shall terminate immediately and without further action following the issuance of the Letters of Credit on the Closing Date (of, if Letters of Credit are not issued on the Closing Date, at 5:00 p.m. New York time on the Closing Date).

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to clause (c) of this Section 2.06)), the Borrower shall provide written notice (including by email) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, and in any event, at least (i) one (1) Business Day prior to any Letter of Credit issued on the Closing Date and (ii) five (5) Business Days at any time after the Closing Date, prior to such requested date or such later time as the Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit (but any default or breach under such application and not hereunder shall not give rise to a Default or Event of Default hereunder).  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the LC Exposure shall not exceed the Letter of Credit Facility Amount.

(c)          Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) (provided that any Letter of Credit with a one (1) year term may provide for the automatic renewal thereof for additional one (1) year periods not to extend past the date in clause (ii) below unless the Borrower shall have made arrangements reasonably satisfactory to the Issuing Bank with respect to cash collateralizing or backstopping such Letter of Credit in an amount at least equal to 102% of the amount of such LC Exposure or other collateral which is reasonably acceptable to the Issuing Bank and (ii) the date that is five (5) Business Days prior to the Maturity Date).

(d)          Reimbursement; Conversion to Letter of Credit Loans.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement, plus interest accrued from the date such LC Disbursement is made to but not including the date of such reimbursement (the “LC Reimbursement Amount”) not later than 5:00 p.m. (New York City time), one (1) Business Day after such LC Disbursement is made (the “LC Reimbursement Payment Date”); provided that if the Borrower does not repay the LC Reimbursement Amount on the LC Reimbursement Payment Date, (i) the Borrower shall be deemed to have borrowed additional loans from the Issuing Bank as of the Business Day following the LC Reimbursement Payment Date equal to the unpaid LC Reimbursement Amount on identical terms to the Term Loans borrowed on the Closing Date (such loans, the “Letter of Credit Loans”), (ii) the Issuing Bank is a Lender for purposes of the Letter of Credit Loans and (iii) to the extent such Letter of Credit Loans are deemed borrowed, the Borrower’s obligation to reimburse such LC Disbursement shall be discharged and replaced by the resulting Letter of Credit Loans.  Subject to Sections 2.10 and 2.11, all amounts owed hereunder with respect to the Letter of Credit Loans shall be paid in full no later than the Maturity Date.

(e)          Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in clause (d) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, indirect, special and punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrowers that are caused by the Issuing Bank’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of, or material breach of the terms of the Loan Documents by, the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by written notice (including by email) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank with respect to any such LC Disbursement.

(g)         Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement at a rate per annum equal to 8.50%.  Interest accrued pursuant to this paragraph shall be paid to the Issuing Bank and shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.

(h)          Replacement of an Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such retiring Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

Any Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(i)          Applicability of ISP.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(j)          Limitation on Obligation to Make LC Disbursements.  The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii)          the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; and

(iii)         such Letter of Credit is to be denominated in a currency other than Dollars.

Section 2.7           Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.1(a) or Section 6.1(f), the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable Law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws (or interest that would have accrued after the commencement of a proceeding but for the commencement of such proceeding)) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to a timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.8          Fees.

(a)          In the event that the Borrower shall make any prepayment or repayment of Loans (including, for the avoidance of doubt, on the applicable Maturity Date or upon acceleration following an Event of Default), and upon the termination or expiration of any Letter of Credit, the Borrower shall pay to the Administrative Agent for the account of each Lender, an exit fee equal to 2.75% multiplied by the sum of (i) the aggregate principal amount of such Loans prepaid or repaid on such date and (ii) the face amount of the Letters of Credit that terminate or expire on such date (the “Exit Fee”).  In connection with any prepayment or repayment, the Borrower shall deliver a certificate to the Administrative Agent and the Lenders confirming the calculation of the Exit Fee and absent notice from a Lender that such calculation is incorrect, the Administrative Agent can rely on such certificate provided by the Borrower.

(b)          The Borrower shall pay to the Issuing Bank, (i) a fee equal to 8.50% per annum multiplied by the aggregate undrawn amount of all Letters of Credit outstanding, which shall accrue daily and be payable in arrears on each Interest Payment Date and (ii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Fees payable pursuant to clause (b)(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.

(c)          The Borrower agrees to pay to each Lender and the Administrative Agent the other fees set forth in the Fee Letter as and when required pursuant to the terms of the Fee Letter.

Section 2.9           Amortization of Term Loans.  Upon the occurrence of the Commercial Operations Date, the Borrower shall repay the Term Loans on each date set forth below (and if such day is not a Business Day, the next Business Day) in an amount equal to the sum of (a) the aggregate principal amount of outstanding Term Loans on such date, minus (b) the amount set forth below corresponding to such date; provided that where the sum of clauses (a) and (b) above results in a negative value or zero, the Borrower shall not be required to repay any Term Loans pursuant to this Section 2.9.  For the avoidance of doubt, it is understood and agreed that the payments required pursuant to this Section 2.9 shall only commence if the Commercial Operations Date has occurred.

Date	Target Debt Balance ($)
March 31, 2027	$97,166,666.67
June 30, 2027	$88,333,333.33
September 30, 2027	$79,500,000.00
December 31, 2027	$70,666,666.67
March 31, 2028	$61,833,333.33

Section 2.10          Voluntary Prepayments.

(a)         The Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part, without premium or penalty (other than as set forth in Section 2.8(a) and Section 2.15), subject to the requirements of this Section 2.10.

(b)         Subject to clause (a) of this Section 2.10, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(c)          All such prepayments shall be made upon written notice, given to the Administrative Agent by 3:00 p.m. (New York City time) three (3) Business Days prior to such prepayment (and the Administrative Agent will promptly transmit such notice to each applicable Lender); provided that such notice shall specify the amount of such prepayment and a calculation of the Exit Fee.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness, the receipt of a payment from any third party pursuant to any transaction or the disposition of assets or the closing of a merger, amalgamation or acquisition transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness.

Section 2.11          Mandatory Prepayments. Subject to Section 2.12:

(a)          Mandatory Prepayments from Net Proceeds of an Asset Sale.  In the event and on each occasion that any Net Proceeds are received by or on behalf the Borrower, DRP or any of their respective Subsidiaries in respect of any Asset Sale (other than any Asset Sale permitted by Section 5.19), the Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay or cause to be prepaid at par any outstanding Loans in an aggregate amount equal to 100.0% of the amount of such Net Proceeds; provided that:

(i)          following the Initial Maturity Date, subject to the terms of clause (ii) below, in the case of any proceeds described in clause (a)(ii) in the definition of the term “Net Proceeds,” the Borrower may apply such Net Proceeds, within eighteen (18) months after receipt of such Net Proceeds, to acquire or replace assets (other than ordinary course current assets, it being understood such limitation shall not apply to the acquisition of any Person or all or substantially all of the assets of a division or branch of such Person) or repair, improve or maintain assets to be used in the business of, or otherwise useful in the operations of, the Borrower, DRP and any of their respective Subsidiaries, then no prepayment shall be required pursuant to this sub-section (a) in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied within eighteen (18) months (or in the case of a binding commitment in respect of an application within such eighteen (18) months, twenty four (24) months) after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to 100.0% of the Net Proceeds that have not been so applied; and

(ii)        Net Proceeds from any Asset Sale shall only be required to be used to prepay any outstanding Loans under this sub-section (a) to the extent (A) the aggregate amount of Net Proceeds received from any such individual Asset Sale, together with any other Asset Sales which are in connection with the same transaction or related series of transactions, exceeds $500,000 or (B) the aggregate amount of Net Proceeds received from all Asset Sales in any fiscal year exceeds $1,000,000.

(b)          Debt Incurrence.  Upon the incurrence or issuance by the Borrower, DRP, or any of their respective Subsidiaries of any funded debt obligations for borrowed money (other than the Bonds and other Indebtedness permitted by this Agreement), the Borrower shall prepay at par any outstanding Loans in an aggregate amount equal to 100.0% of all Net Proceeds received thereof immediately upon the funding thereof in a manner consistent with Section 2.12.

(c)          Specified Actions Under the Collateral Agency Agreement.

(i)        In the event that the Administrative Agent receives a notice of a proposed modification pursuant to Section 13.01(b)(vi) of the Collateral Agency Agreement (a “Proposed Modification”), upon written notice to the Borrower from the Administrative Agent or the Required Lenders that the Required Lenders have deemed the Proposed Modification to be adverse to the Lenders, the Borrower shall, within one (1) Business Day of receipt of such notice, prepay all outstanding Loans at par and terminate all Letters of Credit.

(ii)      Upon the occurrence of a mandatory prepayment trigger (not otherwise specified above) under either (A) the Indenture or (B) such other applicable Bond Indenture (as defined in the Collateral Agency Agreement), the Borrower shall, concurrently with such mandatory redemption of the applicable bonds, prepay the outstanding Loans at par in an amount equal to the lesser of (1) 100% of the aggregate outstanding amount of the Loans and (2) such percentage of the Bonds (or such other applicable Additional Bonds (as defined in the Collateral Agency Agreement)) required to be mandatorily redeemed thereof multiplied by the aggregate outstanding amount of the Loans.

(d)          Mandatory Prepayment Account.  In the event that any prepayment of the Loans is required pursuant to Sections 2.11 (a), (b), or (c), the Borrower shall, if necessary, on or prior to the date such prepayment is due, cause the amount in respect of such prepayment to be deposited in the relevant sub-account created under the Mandatory Prepayment Account (as defined in the Collateral Agency Agreement) for the prepayment of the Loans in accordance with Section 5.09 of the Collateral Agency Agreement and shall apply such amount to such prepayment in accordance with this Section 2.11.

(e)          Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a), (b), or (c), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the amount of the applicable amount to be prepaid and the calculation of any Exit Fee (if applicable).  In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

(f)          Declined Amount.  The applicable Lenders may elect not to accept any mandatory prepayment (each such Lender, a “Declining Lender”).  Any prepayment amount declined by the Declining Lenders shall be retained by the Borrower.

Section 2.12          Application of Prepayments/Reductions.  Prepayments of Loans shall be applied (a) in the case of prepayments pursuant to Section 2.10, to the Lenders holding Loans pro rata in direct order of maturity thereof and (b) in the case of prepayments pursuant to Section 2.11, (x) to the Lenders (other than any Declining Lenders) holding Loans pro rata; provided that, notwithstanding anything else set forth in this Section 2.12 to the contrary, any other Indebtedness permitted under Section 5.3 that is secured, on an equal and ratable basis with the Loans, by a Security Interest on the Collateral that is permitted under Section 5.3, may participate in mandatory prepayments pursuant to Sections 2.11(a) and (b) on a pro rata basis (i) to the extent such Indebtedness is required to be prepaid or redeemed under the terms of the applicable documentation governing such other Indebtedness and (ii) in accordance with the Collateral Agency Agreement.

Section 2.13          General Provisions Regarding Payments.

(a)          All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 11:00 a.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of the Lenders to whom such payments are due, except payments to be made directly to an Issuing Bank as expressly provided herein.

(b)         All payments in respect of the principal amount of any Loan shall be accompanied by payment of any fees required to be paid in connection with such principal payment pursuant to Section 2.8 and payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal (subject to Section 2.5(d)).

(c)          The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable share (which shall be its Pro Rata Share unless expressly stated otherwise in this Agreement) of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Except as set forth in Section 1.3, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(e)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 11:00 a.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 6.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

(f)          The Borrower shall take such actions as are reasonably necessary to cause all payments made in respect of the Loans, whether voluntary or mandatory, to be made in accordance with the Collateral Agency Agreement.

Section 2.14          Ratable Sharing.  The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to their Pro Rata Share of the Aggregate Amounts Due; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.  For purposes of clause ((a)(x) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Loan(s) or Commitments(s) to which such participation relates.

Section 2.15        Yield Protection Premium.

(a)          With respect to any repayment or prepayment of all or any portion of the Loans or any requirement to repay or prepay any Loans by optional prepayment, acceleration following an Event of Default, a mandatory prepayment or otherwise, in each case, occurring prior to the first anniversary of the Closing Date, such Yield Protection Premium shall be payable on each payment or prepayment of all or any portion of the Loans, whether by optional prepayment, mandatory prepayment, acceleration or otherwise.

(b)          Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that if any Loans are accelerated or otherwise become due prior to the applicable Maturity Date, including, without limitation, as a result of an Event of Default (including upon the occurrence of an insolvency proceeding), the Yield Protection Premium, determined as of the date of acceleration, will also be due and payable immediately upon acceleration.  The Yield Protection Premium shall be due in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits and actual damages as a result thereof.  Any Yield Protection Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration, redemption, repayment or prepayment and the Borrower agrees that such Yield Protection Premium is reasonable under the circumstances currently existing.  The Yield Protection Premium shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding) in accordance with the terms hereof, deed in lieu of foreclosure or by any other means, or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code.  If the Yield Protection Premium becomes due and payable pursuant to this Agreement and is not paid, such Yield Protection Premium shall be deemed to be principal of the Loans and Obligations under this Agreement and interest shall accrue on the full principal amount of the Loans (including such Yield Protection Premium) from and after the applicable triggering event.  In the event the Yield Protection Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Yield Protection Premium shall nonetheless constitute Obligations under this Agreement for all purposes hereunder.  THE BORROWER HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD PROTECTION PREMIUM AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE.  The Borrower, the Administrative Agent and the Lenders acknowledge and agree that any Yield Protection Premium due and payable in accordance with this Agreement is not compensation for the use of money and shall not constitute unmatured interest, whether under Section 502(b)(2) of the Bankruptcy Code or otherwise.  The Borrower further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation.  The Borrower expressly agrees that (i) the Yield Protection Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by legal counsel, (ii) the Yield Protection Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay each of the Yield Protection Premium, (iv) the Borrower shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Yield Protection Premium or any similar or comparable prepayment fee under the circumstances described herein, and shall be estopped hereafter from claiming differently than as agreed to in this Section 2.15(b) as well as estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Yield Protection Premium, (v) their agreement to pay the Yield Protection Premium is a material inducement to the Lenders to make the Loans, and (vi) the Yield Protection Premium represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.  The Borrower expressly acknowledges that its agreement to pay or guarantee the payment of the Yield Protection Premium to the Lenders as herein described are individually and collectively a material inducement to holders to enter into this Agreement.  Nothing in this Section 2.15(b) is intended to limit, restrict, or condition any of the Borrower’s obligations or any of the Administrative Agent’s or Lenders’ rights or remedies hereunder.

Section 2.16          Taxes.

(a)          All payments made by or on behalf of the Loan Parties to a Recipient under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes except as required by applicable Law.  If applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires the deduction and withholding of any Tax with respect to any amounts payable under any Loan Document by any withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and if such Tax is an Indemnified Tax, then the amounts so payable by or on behalf of the applicable Loan Party shall be increased to the extent necessary so that after all deductions or withholdings of Indemnified Taxes have been made by any applicable withholding agent (including deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.16) the applicable Lender or Issuing Bank (or, in the case of any amounts received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding of Indemnified Taxes been made.

(b)          Without duplication of Section 2.16(a), the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Whenever any Taxes are payable or remittable by the Loan Parties pursuant to this Section 2.16, as soon as practicable thereafter the Borrower shall send to the Administrative Agent the original or a certified copy of an original official receipt received by the Borrower or other reasonably satisfactory evidence showing payment thereof.

(d)          Without duplication of Section 2.16(a), the Loan Parties shall indemnify each Recipient for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted with respect to a payment to such Recipient, and any liability (including any reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority.  Such indemnification shall be made within ten (10) days after the date the Recipient makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Indemnified Taxes for which indemnification is being sought).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e)          If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Recipient, shall repay the amount paid over to the Loan Party (plus any penalties, additions to Tax, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.16(e), in no event will any Recipient be required to pay any amount to the Loan Parties pursuant to this Section 2.16(e) that would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts related to such Tax had not been paid.  This Section 2.16(e) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)          Without limiting the generality of Section 2.16(g), each Lender and Issuing Bank, to the extent such Lender or Issuing Bank is not a U.S. Person, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)          two (2) executed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party and which provides for an exemption from or reduction in U.S. federal withholding tax;

(ii)          two (2) executed original copies of IRS Form W-8ECI (or any successor form);

(iii)        in the case of a Lender or Issuing Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate in substantially the form of Exhibit E-1, to the effect that such Lender or Issuing Bank is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (4) was not engaged in a conduct of a trade or business within the United States to which any payment under any Loan Document is effectively connected (a “U.S. Tax Compliance Certificate”), and (B) two (2) executed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor form);

(iv)         to the extent a Lender or Issuing Bank is not the beneficial owner (for example, where the Lender or Issuing Bank is a partnership or a participating Lender granting a participation), two (2) executed original copies of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compli-ance Certificate in substantially the form of Exhibit E-2 or E-3, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner (or any successor forms), as applicable; provided that, if the Lender or Issuing Bank is a partnership (and not a participating Lender) and one or more partners of such Lender or Issuing Bank are claiming the portfolio interest exemption, such Lender or Issuing Bank shall provide a U.S. Tax Compliance Certificate, in substantially the form of Exhibit E-4, as applicable, on behalf of such beneficial owner(s) in lieu of requiring each beneficial owner to provide its own certificate; or

(v)          any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax on payments under this Agreement and the other Loan Documents executed together with such supplementary documentation as may be pre-scribed by applicable Law to permit the applicable withholding agent to determine the withhold-ing or deduction required to be made.

To the extent a Lender or Issuing Bank is a U.S. Person, such Lender or Issuing Bank shall deliver to the Borrower and the Ad-ministrative Agent on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) executed copies of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from U.S. federal backup withholding Tax.

(g)          Upon the reasonable request of the Borrower or the Administrative Agent, a Lender or Issuing Bank that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent, as applicable) as will permit such payments to be made without withholding or at a reduced rate prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent).

(h)          If a payment made to any Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for the purpose of this Section 2.16(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)          Each Lender and Issuing Bank agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.  Each Lender and Issuing Bank authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender or Issuing Bank to the Administrative Agent pursuant to this Section 2.16.  Each Lender and Issuing Bank shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer legally eligible to provide any documentation previously delivered to the Borrower or the Administrative Agent.

(j)          If the Administrative Agent is a U.S. Person, it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal backup withholding.  If the Administrative Agent is not a U.S. Person, it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent for the account of any Lender or Issuing Bank, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a U.S. Person for U.S. federal withholding Tax purposes.  The Administrative Agent shall, (A) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent under this clause (j), and (B) at such other times as may be reasonably requested by the Borrower or as required by Law, deliver promptly to the Borrower an updated form or other appropriate documentation (in such number of copies as shall be reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so.  Notwithstanding anything in this clause (j) to the contrary, the Administrative Agent shall not be required to provide any documentation pursuant to this clause (j) that the Administrative Agent is unable to deliver as a result of a Change in Law after the date of this Agreement.

(k)          Notwithstanding anything in this Section 2.16 to the contrary, no Lender or Issuing Bank shall be required to provide any form or other documentation that it is not legally eligible to provide.

(l)          The agreements in this Section 2.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.17          Obligation to Mitigate.  Each Lender and Issuing Bank agrees that, as promptly as practicable after the officer of such Lender or Issuing Bank responsible for administering its Loans or Letters of Credit becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender or Issuing Bank to receive payments under Section 2.16, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Bank and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans or Letter of Credit through another office of such Lender or Issuing Bank, or (b) take such other measures as such Lender or Issuing Bank may deem reasonable, if the additional amounts which would otherwise be required to be paid to such Lender or Issuing Bank pursuant to Section 2.16 would be reduced and if, as determined by such Lender or Issuing Bank in its sole discretion, the making, funding or maintaining of such Loans or Letter of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or Letter of Credit or the interests of such Lender or Issuing Bank; provided that such Lender or Issuing Bank will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.17 unless the Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Bank as a result of utilizing such other office or taking such other measures as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Bank to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 2.18          Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a)(i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is entitled to receive payments under Section 2.16, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 8.1, the consent of Required Lenders, shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 8.6 (each a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided that, (A) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (1) the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (B) in the case of any such assignment resulting from a claim for compensation under Section 2.16, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16; or otherwise as if it were a prepayment; and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 8.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.18 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 8.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 8.6.

Section 2.19          Extension of Maturity Date. The Borrower may, in its sole discretion, by written notice to the Administrative Agent (who shall promptly deliver notify the Lenders) delivered on or prior to the date that is five (5) Business Days prior to the Initial Maturity Date, request to extend the Initial Maturity Date to the date that is no later than six (6) months after the Initial Maturity Date (the “Extended Maturity Date”), and the Initial Maturity Date shall be extended to the Extended Maturity Date upon the delivery of such written notice; provided that (a) on or prior to the Initial Maturity Date, the Borrower shall have paid to each Lender a fee equal to 2.5% multiplied by the sum of (i) the aggregate principal amount of the Loans plus (ii) the face amount of all Letters of Credit, of such Lender as of the effective date of such extension, (b) no Default or Event of Default shall have occurred and be continuing on the date of delivery of such notice or on the Initial Maturity Date, (c) the representations and warranties contained in Section 3 shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation and warranty is and shall be true and correct in all respects) as of the Initial Maturity Date (except in the case of any representation or warranty which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) as of the respective date or for the respective period, as the case may be) and (d) and the Borrower shall have provided a certificate confirming compliance with clauses (b) and (c) above.  The Borrower may, in its sole discretion, by written notice to the Administrative Agent (who shall promptly deliver notify the Lenders) delivered on or prior to the date that is five (5) Business Days prior to the Extended Maturity Date, request to extend the Extended Maturity Date to the date that is no later than six (6) months after the Extended Maturity Date (the “Second Extended Maturity Date”), and the Extended Maturity Date shall be extended to the Second Extended Maturity Date upon the delivery of such written notice; provided that (A) on or prior to the Extended Maturity Date, the Borrower shall have paid to each Lender a fee equal to 2.5% multiplied by the sum of (1) the aggregate principal amount of the Loans plus (2) the face amount of all Letters of Credit, in each case, of such Lender as of the effective date of such second extension, (B) no Default or Event of Default shall have occurred and be continuing on the date of delivery of such notice or on the Extended Maturity Date, (C) the representations and warranties contained in Section 3 shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation and warranty is and shall be true and correct in all respects) as of the Extended Maturity Date (except in the case of any representation or warranty which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) as of the respective date or for the respective period, as the case may be) and (D) and the Borrower shall have provided a certificate confirming compliance with clauses (B) and (C) above.  The Borrower may, in its sole discretion, by written notice to the Administrative Agent (who shall promptly deliver notify the Lenders) delivered on or prior to the date that is five (5) Business Days prior to the Second Extended Maturity Date, request to extend the Second Extended Maturity Date to the date that is no later than six (6) months after the Second Extended Maturity Date (the “Final Maturity Date”), and the Second Extended Maturity Date shall be extended to the Final Maturity Date upon the delivery of such written notice; provided that (I) on or prior to the Second Extended Maturity Date, the Borrower shall have paid to each Lender a fee equal to 2.5% multiplied by the sum of (x) the aggregate principal amount of the Loans plus (y) the face amount of all Letters of Credit, in each case, of such Lender as of the effective date of such third extension, (II) no Default or Event of Default shall have occurred and be continuing on the date of delivery of such notice or on the Second Extended Maturity Date,(III) the representations and warranties contained in Section 3 shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation and warranty is and shall be true and correct in all respects) as of the Second Extended Maturity Date (except in the case of any representation or warranty which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) as of the respective date or for the respective period, as the case may be) and (IV) and the Borrower shall have provided a certificate confirming compliance with clauses (II) and (III) above.

SECTION 3.          REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement and to make the Loans and issue any Letters of Credit respectively, and to the extent required pursuant to Section 4.1(k), the Borrower and DRP, on their own behalf and on behalf of their respective Subsidiaries, hereby represents and warrants to the Administrative Agent and each Lender that:

Section 3.1           Financial Condition. The unaudited condensed balance sheet of FIP as at March 31, 2025, and the related unaudited condensed statement of operations for the fiscal period then ended, copies of which have heretofore been filed on FIP’s Form 10-Q, in each case, present fairly in all material respects the financial condition of FIP and its consolidated subsidiaries as at such date, and the results of operations of FIP and its consolidated subsidiaries for the fiscal period then ended.  Such financial statements, including the related schedules thereto, if any, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as disclosed therein and subject to normal year-end adjustments and the absence of footnote disclosures).

Section 3.2        No Change. Since May 16, 2025, there has been no development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3           Existence; Compliance with Law. The Borrower, DRP and each of their respective Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the organizational power and authority, and all requisite Permits from Governmental Authorities, to own and operate its Property to the extent and in the manner currently operated, to lease the Property it leases as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization or body corporate and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clause (a) with respect to any Subsidiary of the Borrower or DRP other than the Loan Parties and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4           Power; Authorization; Enforceable Obligations.   Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party.  Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder, the granting of Security Interests pursuant to the Security Documents or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (a) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect or are being obtained on the Closing Date, including from the issuer of the Bonds, and (b) the filings or other actions referred to in Section 3.19.  Each Loan Document has been or, with respect to Loan Documents being delivered pursuant to Section 5.5 hereof, will be duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes (or, as applicable, will constitute) a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not contravene, violate or result in a breach of or default under any Requirement of Law or any Contractual Obligation of the Borrower, DRP or any of their respective Subsidiaries, other than any violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Security Interest on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Security Interests created by the Security Documents).

Section 3.6            No Material Litigation. Except as set forth on Schedule 3.6, no litigation, action, suit, claim, dispute, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Loan Parties’ Knowledge, threatened by or against the Borrower, DRP or any of their respective Subsidiaries or against any of their respective properties (i) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) purport to affect or pertain to any of the Loan Documents or any of the transactions contemplated hereby or thereby.

Section 3.7            No Default.  No Default or Event of Default has occurred and is continuing.  None of the Borrower, DRP or any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that such representation and warranty shall not apply in respect of the Material Project Contracts, which are instead the subject of the representation and warranty in Section 3.21.

Section 3.8           Ownership of Property; Security Interests. The Borrower, DRP and each of their respective Subsidiaries has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, or a valid license of or other right to use, all its real or immoveable property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Property is subject to any Security Interest except as permitted by Section 5.3.  Schedule 3.8 sets forth a complete and accurate description of all real property that comprises land, and all material real property that does not compromise land, in each case, owned, leased or otherwise held by the Loan Parties as of the Closing Date.

Section 3.9           Intellectual Property. The Borrower, DRP and each of their respective Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, and the Borrower does not know of any valid basis for any such claim, except to the extent that any such claim would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Loan Parties’ Knowledge, the use of Intellectual Property by the Borrower, DRP and any of their respective Subsidiaries does not infringe on the Intellectual Property rights of any Person, except for such infringements which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10         Taxes.  The Borrower, DRP and each of their respective Subsidiaries has filed or caused to be filed all tax returns that are required to have been filed and has paid all Taxes due and payable by it (including in its capacity as a withholding agent) other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, DRP or such Subsidiary or (b) where the failure to make such filing, payment, deduction, withholding, collection or remittance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.11          Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, for any purpose that violates the provisions of Regulations T, U or X.

Section 3.12          Labor Matters.  There are no strikes or other labor disputes against the Borrower, DRP or any of their respective Subsidiaries pending or, to the Loan Parties’ Knowledge, threatened that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All payments due from the Borrower, DRP or any of their respective Subsidiaries on account of employee health and welfare insurance that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower, DRP or such Subsidiary.

Section 3.13          ERISA.  As of the date hereof, there are no Pension Plans or Multiemployer Plans.  None of the Borrower, DRP or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, except as would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the underlying assets of the Borrower, DRP and their respective Subsidiaries do not constitute “plan assets” of any Benefit Plan.

Section 3.14          Investment Company Act.  None of the Borrower, DRP or any of their respective Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.15          Subsidiaries.  As of the Closing Date (after giving effect to the transactions to occur on the Closing Date), DRP and the Borrower have no Subsidiaries other than those listed on Schedule 3.15.

Section 3.16          Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used for the purposes set forth in Section 2.3.

Section 3.17          Environmental Matters.  Other than (a) as disclosed in Schedule 3.17 or (b) exceptions to any of the following that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(a)          The Borrower, DRP and each of their respective Subsidiaries and each of their respective facilities:  (i) are in compliance with all applicable Environmental Laws; (ii) hold or otherwise have rights under all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are in compliance with all of their Environmental Permits and (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with by the Borrower, DRP or any of their respective Subsidiaries with activities or property subject to such Environmental Permit.

(b)          Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the Loan Parties’ Knowledge, formerly owned, leased or operated by the Borrower, DRP or any of their respective Subsidiaries, or, to the Loan Parties’ Knowledge, at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to liability of the Borrower, DRP or any of their respective Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower, DRP or any of their respective Subsidiaries, or (ii) interfere with the Borrower’s, DRP’s or any of their respective Subsidiaries’ continued operations.

(c)          There are no Environmental Claims to which the Borrower, DRP or any of their respective Subsidiaries is named as a party that is pending or, to the Loan Parties’ Knowledge, threatened in writing.  To the Loan Parties’ Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Environmental Claim.

(d)          None of the Borrower, DRP or any of their respective Subsidiaries has received any written request for information from a Governmental Authority, or been notified that it is a potentially responsible party or subject to liability under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law, or with respect to any Hazardous Materials, excluding any such matters that have been fully resolved with no further obligation or liability on the part of the Borrower, DRP or any of their respective Subsidiaries.

(e)          None of the Borrower, DRP or any of their respective Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other form of dispute resolution, relating to compliance with or liability under any Environmental Law, excluding any such matters that have been fully resolved with no further obligation or possible liability on the part of the Borrower, DRP or any of their respective Subsidiaries.

Section 3.18          Accuracy of Information, Etc.  No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.19          Security Documents.   Each of the Security Documents is or, with respect to Security Documents being delivered pursuant to Section 5.5 hereof (if any), will be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to secure the Obligations.  The security interest created in favor of the Collateral Agent for the benefit of the Secured Parties in Collateral constitutes or, with respect to Security Documents being delivered pursuant to Section 5.5 hereof (if any), will constitute a fully perfected Security Interest on, and Security Interest in, all right, title and interest of the Loan Parties in the Collateral and the proceeds thereof, in which a security interest may be perfected by filing a Mortgage or financing statement in the United States or other filing or registration in any applicable non-U.S. jurisdiction or by taking the other actions required by the Security Documents as security for the Obligations, in each case, prior and superior in right to any other Person (other than Persons holding Security Interests or other encumbrances or rights that are Permitted Security Interests and are permitted by this Agreement to be incurred pursuant to Section 5.3).

Section 3.20          Solvency.  As of the Closing Date, after giving effect to the funding of any Term Loans to be made on such date and the completion of all other transactions to occur on such date the Borrower, DRP and their respective Subsidiaries, taken as a whole, are Solvent.

Section 3.21          No Default Under Material Project Contracts.  After giving effect to the Transactions and the payment, from the proceeds of the Transactions received on the Closing Date, of amounts incurred under the Material Project Contracts prior to the Closing Date, none of the Borrower, DRP or any of their respective Subsidiaries is in default under any Material Project Contract (as defined in the Collateral Agency Agreement) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the Closing Date and immediately prior to giving effect to the Transactions, (i) there are no disputes between DRP, the Borrower and the DRP Subsidiaries with any counterparty to a Material Project Contract other than the payments described on Schedule 5.29(b), (ii) to the Loan Parties’ knowledge, the counterparties to Material Project Contracts described on Schedule 5.29(b) will accept cash payment of such overdue amounts as a cure and (iii) after giving effect to the payment of the amounts described on Schedule 5.29(b) on or within two Business Days after the Closing Date, to the Loan Parties’ Knowledge, none of the Borrower, DRP or any of their respective Subsidiaries will be in default under any Material Project Contract.

Section 3.22          Anti-Money Laundering and Anti-Corruption Laws; Sanctions.

(a)          To the extent applicable, the Borrower, DRP and each of their respective Subsidiaries is in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements of (i) the PATRIOT Act and (ii) the applicable anti-money laundering statutes of jurisdictions where the Borrower, DRP and each of their respective Subsidiaries conducts business, the rules and regulations thereunder administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Borrower, DRP or any of their respective Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Loan Parties’ Knowledge, threatened.

(b)          No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or otherwise in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws.  None of the Borrower, DRP or any of their respective Subsidiaries or any director or officer thereof, nor, to the Loan Parties’ Knowledge, any employee, agent, Affiliate or representative thereof, has taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or, to the Loan Parties’ Knowledge, indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for public office) in order to influence official action, or to any Person in violation of the FCPA or any applicable anti-corruption laws.  The Borrower, DRP and each of their respective Subsidiaries have conducted their businesses in compliance in all material respects with the FCPA and applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

(c)          None of the Borrower, DRP or any of their respective Subsidiaries or any director or officer thereof, nor, to the Loan Parties’ Knowledge, any employee, agent, Affiliate or representative of the Borrower, DRP or any of their respective Subsidiaries, is a Person that is, or is 50% or more owned, individually or in the aggregate, or controlled by one or more Persons that are, (i) on the list of “Specially Designated Nationals and Blocked Persons,” (ii) the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”) or (iii) located, organized or ordinarily resident in a country, region or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, the Crimea, the so-called Luhansk People’s Republic the so-called Donetsk People’s Republic the non-government controlled Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, Syria and North Korea); and the Borrower will not directly or knowingly indirectly use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the target of Sanctions, in each case in violation of Sanctions or (B) in any other manner that will result in a violation of Sanctions by any Person that is a party to this Agreement.

(d)          As of the date hereof, any Beneficial Ownership Certification regarding the beneficial ownership of the Borrower provided to any Lender pursuant to the Beneficial Ownership Regulation is accurate in all material respects.

Section 3.23          Insurance.   The properties of the Borrower, DRP and their respective Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower, DRP or their applicable Subsidiaries operate.  Schedule 3.23 sets forth a true and correct list of all insurance policies of the Loan Parties as of the Closing Date.

SECTION 4.          CONDITIONS PRECEDENT

Section 4.1           Closing Date.  This Agreement, the agreement of each Lender to make the Term Loans on the Closing Date and the agreement of the Issuing Bank to issue the Letter of Credit on the Closing Date are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions precedent:

(a)          Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer or signatory of the Borrower, each Lender and the Issuing Bank and (ii) the Collateral Agency Agreement, executed and delivered by a duly authorized officer or signatory of each Loan Party and the Collateral Agent.  Each Lender that has requested a Note in accordance with Section 2.4(c) shall have received a Note executed by a Responsible Officer of the Borrower in favor of such Lender.

(b)          Security Documents.  Subject in all respects to the final paragraph of this Section 4.1 and the limitations set forth in the Collateral Agency Agreement, the Administrative Agent shall have received (i) each of the Collateral Agency Agreement, Security Agreement, Pledge Agreement, Account Control Agreement (each as defined in the Collateral Agency Agreement), each Intellectual Property Short Form Agreement substantially in the form attached as Annex 4 to the Security Agreement and each other Security Documents required to be delivered prior to or on the date hereof by the terms of the Collateral Agency Agreement, duly executed by each applicable Loan Party party thereto and the Collateral Agent and (ii) evidence that all actions (if any) (including the filing of Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and United States Copyright Office and delivery to the Collateral Agent of the certificates and instruments required to be delivered pursuant to the Security Documents) required by the Security Documents or under applicable law or reasonably requested by the Administrative Agent to perfect the Liens created by such Security Documents have been completed.

(c)          Fees and Expenses.  The Borrower shall have paid (or the initial Lenders and/or the Administrative Agent shall withhold from the proceeds of the Term Loans on the Closing Date), all fees due and payable as of the Closing Date pursuant to Section 2.8 to the Administrative Agent (for distribution, as appropriate, to the Lenders), and all expenses required to be paid pursuant to Section 8.5 for which reasonably detailed invoices have been presented at least three (3) Business Days prior to the Closing Date (or such shorter period reasonably agreed by the Borrower) (which amounts may be offset against the proceeds of the Term Loans).

(d)          Solvency Certificate.  The Lenders shall have received a solvency certificate, substantially in the form of Exhibit C, executed by a Responsible Officer of the Borrower.

(e)         Lien Searches.  The Administrative Agent shall have received the results of recent Uniform Commercial Code, Tax and judgment lien searches in each relevant jurisdiction reasonably requested by the Administrative Agent with respect to the Borrower, DRP and each DRP Subsidiary.

(f)          Corporate Authorization Documents.  The Administrative Agent shall have received (i) a certificate of the Borrower, DRP and each DRP Subsidiary, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (including, if applicable, any certificates of incorporation on a change of name) of the Borrower, DRP and each DRP Subsidiary, certified by the relevant authority of its jurisdiction of organization or incorporation, (2) such certificate or articles of incorporation, formation or organization (including, if applicable, any certificates of incorporation on a change of name) of the Borrower, DRP and each DRP Subsidiary attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the bylaws or operating, management, partnership or similar agreement of the Borrower, DRP and each DRP Subsidiary, together with all amendments thereto as of the Closing Date and such bylaws or operating, management, partnership or similar agreement are in full force and effect and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member, shareholders or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories (including, if applicable, any attorneys) of the Borrower, DRP and each DRP Subsidiary authorized to sign the Loan Documents to which each of the Borrower, DRP and each DRP Subsidiary is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for the Borrower, DRP and each DRP Subsidiary from the relevant authority of its jurisdiction of organization (to the extent applicable).

(g)         Legal Opinion.  The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, a legal opinion of (x) Skadden, Arps, Slate, Meagher & Flom LLP, New York and Delaware counsel to the Loan Parties and (y) Gibbons P.C., New Jersey counsel to the Loan Parties.

(h)          Bonds Issuance; Closing Date Refinancing.  Each of (i) the Closing Date Refinancing (other than with respect to the Affiliate Credit Agreement) and (ii) the issuance of the Bonds shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial borrowing of the Term Loans.

(i)          PATRIOT Act.  The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, to the extent requested sufficiently in advance thereof, all documentation and other information with respect to the Borrower, DRP and the DRP Subsidiaries required, in the reasonable judgment of the Administrative Agent and the Lenders, for the satisfactory completion of or compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been reasonably requested in writing by the Administrative Agent, at least ten (10) Business Days prior to the Closing Date.  To the extent the Borrower, DRP or any DRP Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, either the Administrative Agent or any Lender that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower as required by the Beneficial Ownership Regulation, shall have received at least three (3) Business Days prior to the Closing Date such certification.

(j)           Officer’s Certificate.  The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, certifying as to the matters set forth in clauses (l), (m), (n), (o) and (r) of this Section 4.1.

(k)         Funding Notice.  The Administrative Agent shall have received a fully executed and delivered Funding Notice in accordance with the terms of Section 2.1(b)(i).

(l)           Representations and Warranties.  The representations and warranties contained in Section 3 shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation and warranty is and shall be true and correct in all respects) as of the Closing Date (except in the case of any representation or warranty which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) as of the respective date or for the respective period, as the case may be).

(m)         No Default.  No Event of Default has occurred and is continuing or would result from the making of the Term Loans or the issuance of the Letter of Credit on the Closing Date.

(n)          No Material Adverse Effect.  Since May 16, 2025, there has been no development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)       Governmental and Third-Party Approvals.  DRP, the Borrower and the DRP Subsidiaries have all necessary licenses and permits or other governmental authorizations or approvals required to date to carry on its business and to construct and operate their respective facilities, except where the failure to have any such license, permits, or governmental authorizations or approvals would not reasonably be expected to have a Material Adverse Effect.

(p)         Mortgage Documents.  The Administrative Agent shall have received with respect to any Mortgaged Property:  (i) copies of all leases (and amendments thereto) in which DRP, the Borrower or a DRP Subsidiary holds the lessee’s interest in such Mortgaged Property; (ii) customary corporate consents in order for the owner or holder of the leasehold interest constituting such mortgaged property to grant the lien contemplated by the Mortgage with respect to such Mortgaged Property, each in form and substance reasonably acceptable to the Administrative Agent; (iii) a Mortgage encumbering such Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent; (iv) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring against actual loss or damage, subject to the exclusions and exceptions from coverage, arising from the Lien of such Mortgage not being a valid first mortgage Lien on the Mortgaged Property described therein (subject to Permitted Security Interests) in an amount reasonably acceptable to the Administrative Agent, which policy (or such marked up commitment) (each, a “Title Policy”) shall (A) be issued by a nationally recognized title insurance company (the “Title Company”), (B) have been supplemented by such endorsements to the extent available in the applicable jurisdiction at commercially reasonable rates, as shall be reasonably requested by the Administrative Agent, and (C) contain no exceptions to title other than Permitted Security Interest or any other matters to which the Administrative Agent or the Secured Parties do not object; (v) surveys with respect to each such Mortgaged Property previously delivered to the Administrative Agent; provided, however, that a new survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Title Company and (y) the Title Company removes the standard survey exception and provides reasonable and customary survey related endorsements and other similar coverages in the applicable Title Policy; (vi) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Property and, if any improvements on any such Mortgaged Property are located within an area designated by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and evidence of flood insurance as required under Section 5.4 hereof; (vii) such affidavits, certificates, information and instruments of indemnification (including a so-called “gap” indemnification, if required by the Title Company) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above; (viii) evidence reasonably acceptable to the Administrative Agent of payment by the Borrowers of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policy/ies contemplated above; (ix) favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of each such Mortgage and such other matters as may be reasonably requested by the Administrative Agent and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due execution and delivery, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and (x) a memorandum of lease with respect to each leasehold interest of a Loan Party at the Mortgaged Property, duly executed and acknowledged by the parties to such lease, and in recordable form, together with evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all recording taxes, fees, charges, costs and expenses required for the recording of such memorandum of lease.

(q)          Insurance.  The Administrative Agent shall have received Schedule 3.23.

(r)         Project Accounts.  Prior to, or substantially concurrently with, the initial funding of the Term Loans and the issuance of the Letter of Credit on the Closing Date: (i) all Project Accounts (as defined in the Collateral Agency Agreement) shall be established and shall be subject to the Security Interest of the Collateral Agent under the Security Documents for the benefit of the Secured Parties and (ii) the Debt Service Reserve Account shall be funded (including with the proceeds of the Term Loans borrowed or Letters of Credit issued on the Closing Date) in an amount equal to 100% of the sum of net interest, scheduled fees (other than fees that constitute operating expenses) and required amortization payments, if any, in respect of the Term Loans reasonably anticipated to be due and payable over the six-month period commencing on the Closing Date (it being agreed that on the Closing Date such amount shall not exceed $6,000,000).

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below) and, subject to Section 5.8, Stock Certificates (as defined below), to the extent any Security Interest on any Collateral is not or cannot be provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, the delivery and/or provision of and/or perfection of a Security Interest on such Collateral shall not constitute a condition precedent to the availability of the Term Loans on the Closing Date, but instead shall be required to be delivered after the Closing Date in accordance with Section 5.5.  For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC financing statement.  “Stock Certificates” means Collateral consisting of certificates representing capital stock or other equity interests of each Subsidiary for which a security interest can be perfected by delivering such certificates, (together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate).

For the purposes of determining satisfaction of the conditions precedent specified in this Section 4.1, the Administrative Agent may conclusively assume that each Lender that has funded its applicable percentage of the Term Loans and, with respect to the Issuing Bank, has issued the Letter of Credit, has accepted, and is satisfied with, each document or other matter required under Section 4.1.

SECTION 5.          COVENANTS

The Borrower and DRP, on their own behalf and on behalf of their respective Subsidiaries, hereby agree that, so long as the Termination Conditions have not been satisfied, the Borrower and DRP shall and shall cause each of the Subsidiaries of the Borrower and DRP to:

Section 5.1           Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender:

(a)          not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2025, a copy of the unaudited balance sheet of the Borrower as at the end of such year and the related unaudited statements of operations, changes in member’s equity and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year;

(b)         not later than ninety (90) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending June 30, 2025, (i) the unaudited condensed balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form the figures as at the end of the corresponding period in the previous year, and (ii) the unaudited condensed statement of operations for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)         for any fiscal quarter that the Financial Covenant set forth in Section 5.25 is tested, concurrently with the delivery of the financial statements required by Sections 5.1(a) and (b), a compliance certificate reasonably demonstrating compliance with such Financial Covenant.

Financial statements, segment information and other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto, on the website of FIP, the Borrower or the U.S. Securities and Exchange Commission or (ii) on which such information is posted on behalf of the Borrower on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a government, commercial or third-party website or whether sponsored by the Administrative Agent); provided that:  (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request until a request to cease delivering paper copies is given by the Administrative Agent and (B) except in the case of the foregoing clause (ii), the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

Section 5.2          Construction Reports; Other Information.  Furnish to the Administrative Agent for delivery to each Lender promptly:  (i) on a monthly basis, each monthly construction report that is required to be delivered to the Disclosure Dissemination Agent (as defined in the Collateral Agency Agreement) within the time periods and containing such information as required by that certain Continuing Disclosure Agreement, dated as of May 28, 2025 by and among the Borrower and the Digital Assurance Certification LLC (as dissemination agent) entered into in connection with the Bonds, (ii) from time to time such other customary information regarding the operations, business affairs and financial condition of the Loan Parties and their Subsidiaries and their compliance with the terms of any Loan Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and (iii) information and documentation reasonably requested by the Administrative Agent, any Issuing Bank or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, DRP and their respective Subsidiaries and their securities (“Private Side Information”).  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

Section 5.3        Collateral Agency Agreement.  Comply with each of the covenants and agreements set forth in Article X of the Collateral Agency Agreement as in effect as of the Closing Date; provided that for purposes of this Agreement, (x) the term “Collateral Agent” in the Collateral Agency Agreement shall refer to both the Collateral Agent and the Administrative Agent for purposes of this covenant, (y) the covenant under this Section 5.3 shall remain in effect as in effect as of the Closing Date regardless of whether the Collateral Agency Agreement or any document referred to therein is terminated, amended, waived or otherwise modified unless the Required Lenders shall have consented to such termination, amendment, waiver or other modification in accordance with Section 8.1 and (z) references in Article X of the Collateral Agency Agreement to the Collateral Agency Agreement or such other document shall be deemed to refer to the Collateral Agency Agreement or such other document, in each case, as in effect on the Closing Date unless the Required Lenders shall have consented to such termination, amendment, waiver or other modification in accordance with Section 8.1.  The Borrower shall deliver to the Administrative Agent, at the earlier of (x) the respective times required for delivery to the Collateral Agent and the Bond Trustee under Article X of the Collateral Agency Agreement and (y) the date such delivery is actually made to the Collateral Agent and the Bond Trustee, each report, financial statement, certificate, information or other document that is required to be delivered or furnished to the Collateral Agent and the Bond Trustee under Article X of the Collateral Agency Agreement.

Section 5.4           Insurance.

(a)          The Borrower will, and will cause each of its and DRP’s respective Subsidiaries to, maintain, with financially sound and reputable (in the good faith judgment of its management) insurance companies, insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower, DRP and DRP’s respective Subsidiaries in such amounts (after giving effect to any self-insurance reasonably satisfactory to the Administrative Agent) as reasonable and customary for similarly situated Persons in the same or similar businesses as the Borrower, DRP and their respective Subsidiaries and against such risks as are customarily maintained by companies of same or similar reputation engaged in the same or similar businesses operating in the same or similar locations and such insurance coverage will comply in all material respects with the insurance requirements to which the Borrower, DRP and their respective Subsidiaries are subject under the Material Project Contracts; provided that notwithstanding the foregoing, none of the Borrower, DRP or their respective Subsidiaries shall be required to obtain or maintain insurance that is more restrictive than the insurances specified in Schedule 3.23.  The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent (but not more frequently than once per fiscal year), information in reasonable detail as to the insurance so maintained.  All such insurance (other than with respect to directors and officers and worker’s compensation) shall name the Collateral Agent as an additional insured or loss payee, as applicable.

(b)          If any Building or Mobile Home (each as defined by the Flood Insurance Laws) encumbered by a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or a successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.5           Post-Closing Covenant.  Take the actions (if any) set forth on Schedule 5.5 within the time periods specified therein.  So long as the applicable Loan Parties shall have complied with the immediately preceding sentence, the covenants, representations and warranties contained in this Agreement and the other Loan Documents in respect of any action described on Schedule 5.5 shall not be deemed violated solely due to the fact that any such action was not taken as of the Closing Date (so long as any such covenant, representation and warranty with respect to any such action shall be true and correct in all material respects as of the date such action is taken (or was required to be taken as set forth in Schedule 5.5 (or such later time as the Administrative Agent may have agreed to)))).

Section 5.6           Inspection of Property; Books and Records; Discussions; Reports.

(a)          Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting or conference call with the Administrative Agent and the Lenders once during each fiscal quarter at such time as may be agreed to by the Borrower and the Administrative Agent (provided that the requirements of this clause (a) shall be satisfied by the Borrower providing the Lenders with access to any earnings call for such fiscal quarter with the holders of the capital stock or other equity interests of the Borrower).

(b)          Permit representatives of the Administrative Agent to visit and inspect any of its properties (subject to compliance by such Person with all applicable policies, procedures, standards and practices in effect from time to time at the Repauno Port & Rail Terminal (or the site within which it is located), including applicable security protocols and entry conditions, which may include, for example, identity verification, valid and current TWIC clearance, background checks, vehicle screening, site safety training, and compliance with personal protective equipment requirements) and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but the Administrative Agent may not have more than one visit per any twelve (12) month period except during an Event of Default), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of the Borrower, DRP and the Borrower’s and DRP’s Subsidiaries with officers and employees of the Borrower, DRP and the Borrower’s and DRP’s Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants).  Any such inspection shall be at the Administrative Agent’s sole cost and expense unless an Event of Default has occurred and is continuing at the time of such inspection, in which event the Borrower shall reimburse the Administrative Agent for its reasonable, actual out-of-pocket costs and expenses.

(c)          Notwithstanding anything to the contrary in this Section 5.6, none of the Borrower and its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement (provided that, with respect to any prohibition by any binding agreement, the Borrower shall attempt to obtain consent to such disclosure if requested by the Administrative Agent) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(d)          The Borrower shall promptly deliver to the Administrative Agent copies of all reports of the Technical Advisor (as defined in the Collateral Agency Agreement) for the applicable Project (as defined in the Collateral Agency Agreement) (if any) received by such the Borrower, DRP, or any of their respective Subsidiaries, but without duplication of the monthly reporting materials delivered pursuant to Section 5.2.

Section 5.7           Notices.  Promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:

(a)          the occurrence of any Default or Event of Default, followed by, as soon as practicable (and in any event, within five (5) Business Days following delivery of such notice), a statement of a Responsible Officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(b)          any dispute, claim, litigation, investigation or proceeding (i) affecting the Borrower, DRP or any of their respective Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby;

(c)          the following events, promptly and in any event within thirty (30) days after the Borrower knows of same:  (i) the occurrence of any Reportable Event with respect to any Pension Plan that is currently sponsored or maintained by the Borrower or any Commonly Controlled Entity or to which the Borrower or any Commonly Controlled Entity is obligated to make contributions, a failure to make any required contribution to a Pension Plan that is not corrected within ten (10) days, the creation of any Security Interest in favor of the PBGC or a Pension Plan, any withdrawal from a Multiemployer Plan that is reasonably expected to result in the imposition of withdrawal liability, or the termination or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Pension Plan or Multiemployer Plan;

(a)          promptly and in any event within 30 days after obtaining knowledge thereof, any development, event, occurrence or condition, including, without limitation, noncompliance with, or liability under, any Environmental Law, or the Release or threatened Release of Hazardous Materials, that could reasonably be expected to (i) give rise to a material Environmental Claim or (ii) result in the payment, accrual or incurrence by the Borrower or any of its Subsidiaries of a Material Environmental Amount;

(e)          any amendment, restatement, waiver, termination or other modification of the Collateral Agency Agreement or any Security Document (as defined in the Collateral Agency Agreement);

(f)         any other development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)          any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein;

(h)          promptly (and, in any event, within five (5) Business Days after Loan Parties’ Knowledge thereof) notice of (i) any termination, suspension, notice of default or other material notice given to or received by the Borrower, DRP or any of their respective Subsidiaries under any Material Project Contract or any notice of default, or other material violation by the Borrower, DRP or any of their respective Subsidiaries under any Material Project Contract, (ii) any amendment of, supplement to or modification of any Material Project Contract, or any event, circumstance or occurrence, which could, in either case, reasonably be expected to impair or affect either the Borrower’s, DRP’s or any of their respective Subsidiaries’ or the relevant counterparty’s performance of its material obligations or lead the Borrower, DRP or any of their respective Subsidiaries or any other party thereto to terminate any Material Project Contract, or (iii) any notice delivered by a party to a Material Project Contract in respect of an event of Force Majeure (howsoever called) under such Material Project Contract or any other event entitling a party thereto to suspend performance of any obligation thereunder;

(i)          promptly (and, in any event, within three (3) Business Days after the Loan Parties’ Knowledge thereof) notice of the occurrence of (i) any Asset Sale resulting in Net Proceeds received by the Borrower, DRP or any of their respective Subsidiaries of $1,000,000 or more in any fiscal year or (ii) any Asset Sale or series of related Asset Sales resulting in Net Proceeds received by the Borrower, DRP or any of their respective Subsidiaries of $500,000 or more, in each case, the Net Proceeds of which are required to be repaid in accordance with Section 2.11(a); and

(j)          promptly (and, in any event, within two (2) Business Days after the occurrence thereof), the occurrence of the Commercial Operations Date.

Each notice pursuant to this Section 5.7 shall be accompanied, if applicable, by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary has taken or proposes to take (if applicable) with respect thereto.

Section 5.8           Further Assurances.

(a)          Execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents and agreements and take such other actions as may be required under applicable Law, or that may be reasonably requested by the Administrative Agent for carrying out the expressed intentions of this Agreement, including as may be reasonably necessary or desirable for establishing, maintaining, assuring, conveying, granting, assigning, securing, perfecting and confirming the liens granted, purported or intended to be granted to the Collateral Agent under the Security Documents, and to cause such liens to secure the Obligations for the benefit of the Secured Parties.  Without limiting the foregoing, (i) to the extent that any Security Document requires that notice or other document be delivered to the Collateral Agent, copies of such notices and documents shall be delivered to the Administrative Agent at the earlier of the time required for delivery to the Collateral Agent and the actual delivery to the Collateral Agent (or such later time as is agreed by the Administrative Agent) and (ii) to the extent that the Collateral Agent shall have discretion under the Security Documents, or the Security Documents otherwise contemplate that the Collateral Agent shall be entitled to make a request or approve a document or action (or other similar provision), the Administrative Agent shall also have a right to make such request and approve such document or action.  The Borrower shall ensure that at all times the Loan Documents and the Obligations evidenced thereby constitute secured first lien (subject to Permitted Security Interest) obligations of the Borrower ranking in priority of payment at least pari passu with all other Indebtedness of the Borrower whether now existing or hereafter outstanding in accordance with the Collateral Agency Agreement.

(b)          If any DRP Subsidiary that is not a “Pledgor” under the Pledge Agreement creates, acquires or otherwise forms any Subsidiary, the Borrower shall cause such DRP Subsidiary to promptly execute and deliver a joinder to the Pledge Agreement in form and substance satisfactory to the Collateral Agent and the Pledge Agreement shall be amended to reflect such joinder pursuant to an amendment in a form and substance reasonably satisfactory to the Administrative Agent.

Section 5.9           Compliance with Laws; Governmental Approvals; Etc.  Other than (a) as disclosed on Schedule 3.17 or (b) exceptions to any of the following that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Borrower shall, and shall cause DRP and each of the DRP Subsidiaries to:

(a)          comply with, and shall ensure that the its operations and properties are operated in compliance with, all applicable Laws, including Environmental Laws, as and when required.

(b)          (i) comply, and require all tenants and subtenants, if any, to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (ii) obtain and renew all material Environmental Permits necessary for its operations to the extent in operation, and (iii) conduct any investigation, study, sampling and testing of, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from the Mortgaged Property required to be conducted by or on behalf of the Borrower, DRP and any DPR Subsidiary (as applicable) in connection with the Transactions and the Project by any Governmental Authority under all  Environmental Laws; provided, however, that this clause (iii) shall not create or impose any obligation on the Borrower, DRP or any DRP Subsidiary to conduct any investigation, study, sampling or testing of, or to undertake any cleanup, removal, remedial or other action to remove or clean up any Hazardous Materials from the Mortgaged Property, but shall solely operate to require the Borrower, DRP or any DRP Subsidiary, as applicable, if and to the extent it should be subject to such an obligation, to perform such obligation in accordance with all Environmental Laws; and provided, further, that none of the Borrower, DRP or any DRP Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP; and

(c)          (i) obtain, renew and keep in full force and effect, and comply with, all material Permits, and Governmental Approvals under existing rules of a Governmental Authority (including Environmental Laws), that are required to be obtained by or on behalf of the Borrower, DRP and any DRP Subsidiary (as applicable) in connection with the Transactions and the Project, (ii) in all material respects and at all times obtain and maintain in full force and effect all other material Governmental Approvals, consents and approvals required at any time in connection with its operations as conducted from time to time that are required to be obtained by or on behalf of the Borrower, DRP and any DRP Subsidiary (including, with respect to the ownership of the Project) and (iii) in all material respects and at all times preserve and maintain good and valid title to its properties and assets (subject to no Security Interest other than Permitted Security Interests and any Asset Sale permitted by Section 5.20).

Section 5.10         Proposed Modifications.  On or prior to the date that is fifteen (15) Business Days (or such later date as the Required Lenders shall reasonably agree) before the effectiveness of a Proposed Modification, the Borrower will deliver to the Administrative Agent a notice setting forth in reasonable detail the contents thereof.

Section 5.11         Use of Proceeds.  Use the proceeds of the Loans and Letters of Credit only for those purposes set forth in Section 2.3.

Section 5.12        Plans.  Not establish, maintain, operate or contribute to any Pension Plan, Multiemployer Plan or Foreign Employee Benefit Plan (other than a government-sponsored plan).

Section 5.13       Anti-Money Laundering and Anti-Corruption Laws; Sanctions.  In the case of the Borrower, comply in all material respects with the Laws referred to in Section 3.17.

Section 5.14         Maintenance of Properties.  Maintain and preserve all of its tangible properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except, in each case, where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.15         Payment of Taxes.  File or cause to be filed all tax returns that are required to be filed and pay all Taxes due and payable by it (including in its capacity as a withholding agent) other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, DRP or such Subsidiary or (b) where the failure to make such filing, payment, deduction, withholding, collection or remittance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.16         Maintenance of Existence; Project.  Throughout the term of this Agreement, other than in connection with a transfer or change permitted pursuant to the applicable Issuer Lease Agreement (as defined in the Collateral Agency Agreement) or other Financing Document (as defined in the Collateral Agency Agreement), the Collateral Agency Agreement, the Borrower, DRP and each DRP Subsidiary shall each respectively maintain (a) its legal existence, (b) its good standing and qualification to do business in the State and in every jurisdiction where such qualification is required by applicable Law, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (c) shall maintain or cause to be maintained all material rights, franchises, privileges and consents necessary for the maintenance of its existence and (in respect of any of the Borrower, DRP and any of the DRP Subsidiaries that performs a Project (as defined in the Collateral Agency Agreement)) for the development, operation and maintenance of such Project, except to the extent the Borrower, DRP or such DRP Subsidiary reasonably determines that the failure to maintain any such rights, franchises, privileges and consents would not reasonably be expected to result in a Material Adverse Effect.  In connection with any of the Borrower, DRP and any of their respective Subsidiaries that performs a Project, each of the Borrower, DRP or any such Subsidiary (as applicable) shall (i) operate all of its material properties, assets and equipment that are used or useful in the conduct of its business, or cause the same to be operated, in each case, in all material respects, in accordance with applicable Laws and the Material Project Contracts, and (ii) operate and maintain the Project or, cause the same to be operated and maintained in a manner in accordance in all material respects with the Material Project Contracts and applicable Laws.

Section 5.17         Project Accounts. DRP shall, or shall cause one or more of the Borrower or the DRP Subsidiaries to, establish and maintain, without duplication, each applicable Fund (as defined in the Collateral Agency Agreement) or Account (as defined in the Collateral Agency Agreement), including the Project Accounts (as defined in the Collateral Agency Agreement) and other accounts required from time to time by the Security Documents, and shall not maintain or permit to be maintained any other accounts of the Borrower, DRP or the DRP Subsidiaries, other than (i) accounts used exclusively as payroll and payroll tax accounts, workers’ compensation and other employee wage and benefit payment and trust accounts, (ii) any special purpose account that holds only cash or securities collateral that is subject to a Permitted Security Interest, (iii) any account that is subject to an Account Control Agreement (as defined in the Collateral Agency Agreement) in form and substance reasonably satisfactory to the Collateral Agent and (iv) as otherwise permitted or contemplated in this Agreement, the applicable Bond Indenture or the Loan Documents.  The Borrower and DRP shall, or shall cause one or more of the DRP Subsidiaries to comply with the provisions of the Article V of the Collateral Agency Agreement including with respect to the required deposits to be made into, and funding requirements in connection with, each Project Account (and sub-accounts, as applicable).

Section 5.18        O&M Budget.  Not less than thirty (30) days prior to the Commercial Operations Date and thereafter thirty (30) days before the commencement of each fiscal year of the Borrower, the Borrower shall submit to the Administrative Agent an O&M Budget for such fiscal year (or portion of the current fiscal year in the case of initial O&M Budget) of the Borrower (together with a certificate of a Responsible Officer of the Borrower that such document has been prepared in good faith and are based upon reasonable assumptions), in each case, in a form reasonably satisfactory to the Administrative Agent.

Section 5.19        Restriction on New Projects.  None of the Borrower, DRP or any DRP Subsidiary shall initiate or consent to any new Project (as defined in the Collateral Agency Agreement) the cost of which would reasonably be expected to exceed $50,000,000, unless (a) such new Project is funded with the proceeds of Additional Equity Contributions (as defined in the Collateral Agency Agreement) and/or grant funding, (b) the Borrower, DRP or any DRP Subsidiary certifies in its reasonable opinion that: (1) such new Project is not reasonably expected to result in a Material Adverse Effect, (2) such new Project is not expected to have a material adverse effect on the operation, performance, value or remaining useful life of the applicable Borrower, DRP or DRP Subsidiary’s Project (if any) and the payment of amounts in respect of the Bonds, and (3) adequate funds are and are expected to be available to complete construction of such new Projects, and (c) such new Project is otherwise permitted by applicable Law; provided however that to the extent that grant funds are provided for any new Project otherwise complying with the terms of this Section 5.19, if the Borrower, DRP and the DRP Subsidiaries fail to comply with the terms and conditions of such grant funding and a Governmental Authority is seeking reimbursement of all or a portion of such funding, such Project shall cease to be permitted pursuant to this Section 5.19.  Notwithstanding the foregoing, this Section 5.19 shall not operate to prevent the performance of any Project for the purpose of complying with applicable Law.

Section 5.20         Restriction on Asset Sales.  None of the Borrower, DRP, or their respective Subsidiaries shall engage in any Asset Sale, other than Permitted Sales and Dispositions (as defined in the Collateral Agency Agreement) (other than those Asset Sales described in clauses (a), (c) and (m) thereof).

Section 5.21         Restriction on Distributions; Dividends.  None of the Borrower, DRP, or their respective Subsidiaries shall declare or pay dividends or make any distributions, except (i) to the extent required to consummate the transactions on the Closing Date or (ii) to any other Loan Party; provided that this restriction shall not be deemed to preclude the Borrower, DRP, or their respective Subsidiaries from paying Project Costs or making any O&M Expenditures (each as defined in the Collateral Agency Agreement).

Section 5.22         Restriction on Indebtedness.  None of the Borrower, DRP, or their respective Subsidiaries shall incur any Indebtedness of the type described in clause (a) of the definition thereof (other than the Bonds and Indebtedness incurred pursuant to this Agreement).

Section 5.23         Transaction with Affiliates.  The Borrower and DRP shall conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms, taken as a whole, that are no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than:  (i) transactions among or between the Loan Parties, (ii) distributions or dividends permitted by Section 5.21, (iii) customary asset management and liability and expense sharing arrangements with Affiliates, (iv) director, officer and employee compensation (including bonuses) and customary other benefits (including retirement, health, stock option and other benefit plans) and customary indemnification arrangements and severance agreements, (v) the entering into of any tax sharing agreement or arrangement or other transaction undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower, DRP and their respective Subsidiaries; provided that any payment of any dividends or distributions pursuant thereto shall be permitted only to the extent otherwise be permitted under Section 5.20, (vi) any contribution to the capital of the Borrower, DRP or their respective Subsidiaries and (vii) any other transaction with an Affiliate, which is approved by a majority of disinterested members of the managing member or board of directors (or equivalent governing body) of the Borrower, DRP or their respective Subsidiaries.

Section 5.24         Swap Agreements.  Each of the Borrower and DRP will not, and will not permit any Subsidiary to, enter into any Swap Agreement.

Section 5.25         Financial Covenant.  Commencing with the first full fiscal quarter following the Commercial Operations Date and as of the last Business Day of each fiscal quarter thereafter, the Borrower shall maintain a Total Debt Service Coverage Ratio (as defined in and calculated in accordance with the Collateral Agency Agreement) of at least 1.15:1.00 for the previous four consecutive fiscal quarters.

Section 5.26         Change in Nature of Business, Etc.

(a)          None of the Borrower, DRP or any DRP Subsidiary shall engage in any business, operations or activity other than (i) owning and operating the Repauno Port & Rail Terminal, and continuing to develop or cause the development of the site on which it is located pursuant to the applicable Master Redevelopment Agreement between DRP and Greenwich Township and the sub-project agreements relating thereto (together with any subsequent reasonable extensions thereof and similar, incidental, complementary, ancillary or related businesses), if as a result the general nature of the business of the Borrower or any DRP Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date (together with any similar, incidental, complementary, ancillary or related businesses) and (ii) exercising its rights and performing its obligations under each Loan Document to which it is a party and the Collateral Agency Agreement (and any transactions permitted thereunder).

(b)          None of the Borrower, DRP or any DRP Subsidiary shall make any change in its accounting or reporting or financial reporting practices, except as required by GAAP and which changes are disclosed in writing to the Administrative Agent.  None of the Borrower or any DRP Subsidiary shall change its financial year end.

(c)          None of the Borrower, DRP or any DRP Subsidiary shall change its legal, trade or business name or principal place of business without providing the Administrative Agent fifteen (15) Business Days’ prior written notice (or such later date as the Required Lenders may reasonably agree).

(d)          None of the Borrower, DRP or any DRP Subsidiary shall commence any proceeding for the dissolution, liquidation or winding-up of itself or for the suspension of its operation or to appoint a receiver, a receiver and manager or trustee for itself or for any substantial part of its respective assets which is material to the conduct of its business or any proceeding relating to it under any bankruptcy, insolvency, reorganization, arrangement or readjustment of debt law or statute of any jurisdiction whether now or hereafter in effect or approve of or acquiesce in any such proceeding.

Section 5.27         Material Project Documents; Etc.  None of the Borrower, DRP or any DRP Subsidiary shall cancel, terminate, assign or make any material amendment or modification to the Issuer Lease Agreement (as defined in the Collateral Agency Agreement) or any Material Project Contract (and with respect to each of the foregoing, shall not consent or agree to any counterparty thereto doing so), except that the Borrower, DRP or such applicable Subsidiary may amend or modify any Material Project Contract, if such amendment or modification (i) is in the best interest of the Borrower, DRP or such applicable Subsidiary, not materially adverse to the interest of the Lenders hereunder and would not reasonably be expected to result in a Material Adverse Effect, or (ii) to make ministerial or administrative changes or changes of an immaterial nature.

Section 5.28         Collateral Assignment of Material Project Contracts.  Each Loan Party acknowledges that it has collaterally assigned all of its right, title and interest in and to each Material Project Contract to which it is a party to the Collateral Agent pursuant to, and to the extent required by, the Security Agreements or this Agreement.  Each Loan Party covenants and agrees that, with respect to each Material Contract in effect on the Closing Date or to the extent that it enters into any Material Project Contract after the applicable Closing Date, then with respect to such Material Project Contract, such Loan Party shall use reasonable good faith efforts to require each party to any such Material Project Contract to execute and deliver to the Collateral Agent an acknowledgment of the collateral assignment, containing substantially the same language or language to similar effect as set forth on Exhibit L to the Collateral Agency Agreement.

Section 5.29         Affiliate Credit Agreement; Material Project Contracts.  The Administrative Agent shall have received satisfactory evidence that (a) on or prior to the date that is five (5) Business Days after the Closing Date, all indebtedness under the Affiliate Credit Agreement shall have been repaid in full, (b) on or prior to the date that is two (2) Business Days after the Closing Date, all payments owed under any Material Project Contract as of the Closing Date and specified in Schedule 5.29(b), shall have been paid in full and (c) on or prior to the date that is thirty (30) days after the Closing Date (or such later date as may be reasonably agreed by the Required Lenders), each of the counterparties to a Material Project Contract specified in Schedule 5.29(b) has acknowledged that such payment default has been cured and DRP, the Borrower and the DRP Subsidiaries shall use commercially reasonable efforts to have delivered such evidence within five (5) Business Days of the Closing Date.

SECTION 6.          EVENTS OF DEFAULT

Section 6.1           Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof (it being understood that drawings on the Debt Service Reserve Account will not constitute a Default or an Event of Default); or

(b)         any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been materially inaccurate on or as of the date made or deemed made; or

(c)          the Borrower shall default in the observance or performance of any agreement contained in Sections 5.7(a), 5.10, 5.19, 5.20, 5.21, 5.22, 5.23, 5.23, 5.24, 5.25, 5.26(a), (b) and (d), 5.27, 5.29 and Sections 10.2, 10.4, 10.5, clauses (b), (c), (h), (m), (p), (y), (u), (w), (x), (y), (z), (aa) and (bb) of 10.08, 10.10, 10.11, 10.13, 10.18 and 10.23 of the Collateral Agency Agreement; or

(d)          any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section 6.1), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which the Borrower delivers notice pursuant to Section 5.7(a) and (ii) the date on which the Borrower has received written notice of such default from the Administrative Agent; or

(e)        the Borrower, DRP or any DRP Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans) on the scheduled due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (A) the voluntary sale or transfer of any asset securing such Indebtedness, (B) a drawing by a beneficiary under a letter of credit that gives rise to a reimbursement obligation in respect thereof in accordance with the terms of such Indebtedness and (C) an issuance of capital stock, incurrence of other Indebtedness or sale or other disposition of any assets, in each case that gives rise to mandatory prepayment with the net cash proceeds thereof, so long as such event shall not have otherwise resulted in an event of default with respect to such Indebtedness), the effect of which default or other event or condition is to cause, or with respect to any Indebtedness, to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided that a default, event or condition described in subclauses (i), (ii) or (iii) of this clause (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in subclause (i), (ii) and (iii) of this clause (e) shall have occurred and be continuing with respect to Indebtedness, with respect to any individual transaction, the outstanding principal amount of which exceeds $15,000,000; or

(f)          (i) the Borrower or any Subsidiary of the Borrower or DRP shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, examinership, reorganization, arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition, examinership or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, receiver and manager, liquidator, sequestrator, monitor, examiner, or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary of the Borrower or DRP shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary of the Borrower or DRP any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of seventy-five (75) days; or (iii) there shall be commenced against the Borrower or any Subsidiary of the Borrower or DRP any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been paid, vacated, discharged, stayed or bonded pending appeal within seventy-five (75) days from the entry thereof; or (iv) the Borrower or any Subsidiary of the Borrower or DRP shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Subsidiary of the Borrower or DRP shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)          (1)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan, or any Security Interest in favor of the PBGC or a Pension Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition results in or would reasonably be expected to result in a Material Adverse Effect; or (2) the underlying assets of any Loan Party constitute “plan assets” of any Benefit Plan that would reasonably be expected to result in liability to any Lender; or

(h)          one or more judgments or decrees shall be entered against the Borrower, DRP or any Subsidiary of the Borrower or DRP involving for the Borrower, DRP or any Subsidiary of the Borrower or DRP taken as a whole a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $15,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(i)          any (i) material provision of any Loan Document shall for any reason (other than pursuant to, and in accordance with, the terms thereof) cease to be in full force and effect, or the Borrower or any other Loan Party shall so assert in writing, and (ii) of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.20 or the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Security Interest created by any of the Security Documents shall cease for any reason (other than by reason of the express release thereof pursuant to Section 8.20 or the terms thereof) to be valid, a perfected (subject to Permitted Security Interest) Security Interest in the Collateral to the extent contemplated hereby or thereby, enforceable and of the same effect and priority purported to be created thereby with respect to any of the Collateral, or to secure the Obligations for the benefit of the Secured Parties, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(j) a Change of Control shall occur; or

(k) (i) any Material Project Contract (other than a Specified Material Project Contract or an Applicable Material Project Contract), or any material provision thereof, ceases to be in full force and effect prior to its scheduled expiration date or otherwise in accordance with its terms, and the occurrence of such event could reasonably be expected to result in a Material Adverse Effect, (ii) any Specified Material Project Contract, or any material provision thereof, ceases to be in full force and effect prior to its scheduled expiration date or otherwise in accordance with its terms, except if the Borrower (or applicable Loan Party) has, within thirty (30) days after the Loan Party’s Knowledge thereof, either (A) entered into a binding substitute agreement to replace the affected Specified Material Project Contract with a counterparty not less experienced than the counterparty to be replaced (or less creditworthy, in the case of any contractor), and on terms substantially not less favorable to the Borrower (or applicable Loan Party) than the terms of the Specified Material Project Contract to be replaced, which substitute agreement and counterparty shall be reasonably satisfactory to the Required Lenders, or (B) provided a plan for such Specified Material Project Contract to be replaced (which plan must be reasonably satisfactory to the Required Lenders) and then replaces the affected Specified Material Project Contract on terms substantially not less favorable to the Borrower (or applicable Loan Party) and with a replacement party not less experienced than the counterparty to be replaced (or less creditworthy, in the case of any contractor), provided that, if the Borrower is proceeding with diligence and in good faith to replace the Specified Material Project Contract in accordance with the plan, then such thirty (30) day period shall be extended by an additional fifteen (15) days, as shall be necessary to replace such Specified Material Project Contract, or (iii) any Applicable Material Project Contract, or any material provision thereof, ceases to be in full force and effect prior to its scheduled expiration date or otherwise in accordance with its terms, except with the prior written consent of the Required Lenders (not to be unreasonably withheld, conditioned or delayed, and to the extent applicable, which consent shall take into account any potential delays in achieving the Commercial Operation Date in accordance with the Issuer Lease Agreement (as defined in the Collateral Agency Agreement); or

 (l)  the Commercial Operations Date shall not have been achieved as of March 31, 2027.

If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in subclause (i) or (ii) of clause (f) above with respect to the Borrower, the Term Loan Commitment and the Letter of Credit Commitment, as applicable, of each Lender to make Term Loans and issue a Letter of Credit shall automatically terminate, the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable and any undrawn Letters of Credit shall be cash collateralized in an amount at least equal to 102% of the amount of such LC Exposure, (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loan Commitment of each Lender to make Term Loans to be terminated, and declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (C) the Administrative Agent may exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

Section 6.2         Application of Proceeds.  All payments on account of the Obligations after the exercise of remedies pursuant to Section 6.1, and subject to the Collateral Agency Agreement, all proceeds collected or received by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

FIRST, to the payment of all fees, costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of all Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, subject to the provisions of any applicable intercreditor agreement or collateral agency agreement, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 6.2 prior to application of any such non-cash distribution.  The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.

SECTION 7.          THE ADMINISTRATIVE AGENT

Section 7.1           Appointment and Authority.

(a)          Each of the Lenders and the Issuing Bank hereby irrevocably appoints Deutsche Bank Trust Company Americas to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 7.1 are solely for the benefit of the Administrative Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Section 7.6 and Section 7.12(e) below).

(b)          EACH LENDER ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE COLLATERAL AGENCY AGREEMENT AND HEREBY AUTHORIZES THE ADMINISTRATIVE AGENT, AND THE ADMINISTRATIVE AGENT HEREBY AGREES, TO EXECUTE AND DELIVER THE COLLATERAL AGENCY AGREEMENT AND BE BOUND AS A SECURED DEBT REPRESENTATIVE (AS DEFINED THEREIN).  EACH LENDER FURTHER HEREBY AGREES THAT IT WILL BE BOUND BY THE COLLATERAL AGENCY AGREEMENT AND HEREBY APPOINTS THE COLLATERAL AGENT AS COLLATERAL AGENT FOR SUCH LENDER PURSUANT TO THE COLLATERAL AGENCY AGREEMENT.  EACH LENDER ACKNOWLEDGES AND AGREES THAT THE ADMINISTRATIVE AGENT MAY PROVIDE THE CERTIFICATIONS REQUIRED BY THE COLLATERAL AGENCY AGREEMENT (INCLUDING PURSUANT TO SECTION 2.05 OF THE COLLATERAL AGENCY AGREEMENT) AS AND WHEN NEEDED.

Section 7.2         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have, to the extent it is also a Lender hereunder, the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.3         Exculpatory Provisions.  The Administrative Agent and the Lead Arranger shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent and the Lead Arranger:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its respective Affiliates in any capacity;

(d)          shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 6.1) and the Administrative Agent shall be fully justified in failing or refusing to take such action under this Agreement or such other Loan Document if it shall not have received such written instruction, advice or concurrence of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a final, non-appealable decision of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e)          shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Security Interest purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or Security Interest (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral or (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein;

(f)          shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the Administrative Agent; and

(g)          shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by the Administrative Agent shall be construed to mean that the Administrative Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material.  No Lender shall assert, and each Lender hereby waives, any claim against the Administrative Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.

Section 7.4          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.5        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 7 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

Section 7.6          Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Sections 6.1(a) or (f) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 6.1(a) or (f) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 7.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 7 and Section 8.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.7        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, any other Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it has and will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis and its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender and/or an Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), and (iii) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 7.8           [Reserved]

Section 7.9          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 8.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 8.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 7.10         Force Majeure.  The Administrative Agent shall not be responsible for delays or failures to perform any act or fulfill any duty, obligation or responsibility as a result of any occurrence beyond its control.  Such acts shall include, but not be limited to, any act of God, riots, wars, fires, earthquakes or other natural disasters, terrorism, provision of any present or future law or regulation, civil unrest, labor dispute, epidemic or pandemic, quarantine, national emergency, utility failure, computer hardware or software failure, malware or ransomware attack, communication system failure, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system.

Section 7.11        Withholding Taxes.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.16, each Lender or Issuing Bank shall severally indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender or Issuing Bank for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), whether or not such Tax was correctly or legally imposed or asserted.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document or from any other source against any amount due the Administrative Agent under this Section 7.11.  The agreements in this Section 7.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 7.12         Return of Certain Payments.

(a)          If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.12 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)          it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)        such Lender, Issuing Bank or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.12(a) or on whether or not an Erroneous Payment has been made.

(c)        Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender or Issuing Bank shall be deemed to have assigned its Loans or Letters of Credit (but not its Commitments), as applicable, with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans or Letter of Credit (but not its Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender or Issuing Bank shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender or Issuing Bank shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or Issuing Bank, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)       Subject to Section 8.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf).  In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender or Issuing Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender or Issuing Bank from time to time.

(e)         The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 7.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)          To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)          Each party’s obligations, agreements and waivers under this Section 7.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 7.13         ERISA.

(a)          Each Lender and Issuing Bank (x) represents and warrants, as of the date such Person became a Lender or Issuing Bank party hereto, to, and (y) covenants, from the date such Person became a Lender or Issuing Bank party hereto to the date such Person ceases being a Lender or Issuing Bank party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)          such Lender or Issuing Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or the Commitments,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender or Issuing Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender or Issuing Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender or Issuing Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender or Issuing Bank.

(b)          In addition, (I) unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or Issuing Bank or (II) if such subclause (i) is not true with respect to a Lender or Issuing Bank and such Lender or Issuing Bank has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender or Issuing Bank party hereto, to, and (y) covenants, from the date such Person became a Lender or Issuing Bank party hereto to the date such Person ceases being a Lender or Issuing Bank party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender or Issuing Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)          The Administrative Agent hereby informs the Lenders and Issuing Bank that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or Issuing Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.          MISCELLANEOUS

Section 8.1           Amendments and Waivers.

(a)          Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1.  The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)          forgive the principal amount of any Loan, extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or premium payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the time for payment of any interest, fees or premium or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender and Issuing Bank directly and adversely affected thereby;

(ii)          amend, modify or waive any provision of this Section 8.1 or, except as contemplated by the last paragraph of this Section 8.1, reduce any percentage specified in the definition of Required Lenders or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, in each case without the consent of each Lender and Issuing Bank directly affected thereby;

(iii)        consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender and Issuing Bank;

(iv)       amend, modify or waive any provision of Section 7, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(v)          amend, modify or waive any provision of Section 2.6, or any other provision affecting the rights, duties or obligations of the Issuing Bank, without the consent of the Issuing Bank;

(vi)          amend, modify or waive any provision of Sections 2.11(a), (b) or (c) or Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby, in each case, without the consent of each Lender directly affected thereby;

(vii)          release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except (A) to the extent the release of such Collateral is permitted pursuant to the Security Documents (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions; or

(viii)          (x) subordinate, or have the effect of subordinating, the Obligations to any other indebtedness, or (y) subordinate, or have the effect of subordinating, the liens securing the Obligations to liens securing any other indebtedness for borrowed money, in each case, without the consent of each Lender directly affected thereby;

provided, further, that (A) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Security Interest for the benefit of the Secured Parties or extend an existing Security Interest over additional property and (B) the consent of the Administrative Agent shall be required in connection with any amendment, waiver, supplement or modification to a Loan Document that alters the rights or responsibilities of the Administrative Agent.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and the Issuing Bank and shall be binding upon the Loan Parties, the Lenders, the Issuing Bank, the Administrative Agent and all future holders of the Loans or issuers of Letters of Credit.  In the case of any waiver, the Loan Parties, the Lenders, the Issuing Bank and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile or email transmission shall be effective as delivery of a manually executed counterpart thereof.

(b)          Notwithstanding the foregoing:

(i)          Any Security Document may be amended, supplemented or modified or any rights of the Collateral Agent thereunder waived, to the extent provided under the terms of the Collateral Agency Agreement.

(ii)          Any Fee Letter may be amended, supplemented or modified by the parties thereto.

(iii)          Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency and such amendment shall be deemed approved by the Lenders and Issuing Bank if the Lenders and Issuing Bank shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders and Issuing Bank a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 8.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by email, but not facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of email notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows, (b) in the case of the Lenders and the Issuing Bank, at its primary address indicated to Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	DRP Urban Renewal 4 LLC
c/o FIG LLC
111 West 19th Street, 2nd Floor
New York, NY 10011
Attention: Ken Nicholson, Chief Executive Officer
Telephone: (212) 515-4644
Email: knicholson@fortress.com
with a copy to: shurt@fipmidstream.com

with a copy to (which
shall not constitute notice):	Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY
Attention: David Passes
Telephone: 212-735-2954
Email: david.passes@skadden.com

The Administrative Agent:	Deutsche Bank Trust Company Americas, as
Administrative Agent
Trust and Agency Services
1 Columbus Circle, 4th Floor
Mail Stop: NYC01-0417
New York, NY 10019
Attention: Project Finance Agency Services – Repauno Bridge Loan AA7901
Facsimile: 646-961-3317

provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

The parties agree that this Agreement or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Agreement or related hereto or thereto (including, without limitation, addendums, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable Law in effect from time to time applicable to the effectiveness and enforceability of electronic signatures.  Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto.  When the Administrative Agent acts on any Executed Documentation sent by electronic transmission, the Administrative Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly form its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Administrative Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person.  The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Administrative Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 8.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Bank or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.4          Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 8.5          Payment of Expenses; Indemnification.

(a)          The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Lead Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Loans (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of a single law firm as counsel to the Administrative Agent, a single law firm as counsel to the Lead Arranger and Lenders, and one local counsel to the Administrative Agent in any relevant jurisdiction and the charges of any Platform, (ii) to pay or reimburse each Lender, the Issuing Bank, the Administrative Agent and the Lead Arranger, for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including all costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and the Issuing Bank, taken as a whole, and a single law firm as counsel to the Administrative Agent and one local counsel to the Lenders, the Issuing Bank and the Administrative Agent taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction, (iii) to pay or reimburse the Issuing Bank and the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) to pay, indemnify or reimburse each Lender, the Issuing Bank, the Administrative Agent and the Lead Arranger, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction); (provided that the Administrative Agent and its related Indemnitees shall be indemnified for all fees and disbursements of its own single law firm counsel and for one local counsel in any relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (B) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower, DRP or any of their respective Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower, DRP or any of their respective Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party or any Loan Party’s affiliates, creditors or securityholders, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”), but excluding, in each case, Taxes other than any Taxes that represent Indemnified Liabilities, arising from a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or, other than with respect to the Administrative Agent and its related Indemnitees, material breach of its obligations under this Agreement of such Indemnitee or (y) resulted from any dispute that does not involve an act or failure to act in violation with any agreement with the Lenders by the Borrower or any of its affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent hereunder.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Loans.  Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee other than those that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or, other than with respect to the Administrative Agent and its related Indemnitees material breach of its obligations under this Agreement of any Indemnitee.  All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to Ken Nicholson, (Telephone No. (212) 515-4644), at the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section 8.5 shall survive the termination of the Commitments and the repayment of the Loans and all other amounts payable hereunder and the resignation or replacement of the Administrative Agent.

(b)       Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 8.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The Lender’s obligations under this Section 8.5(b) shall survive the resignation or replacement of the Administrative Agent.

Section 8.6          Successors and Assigns; Participations and Assignments.

(a)         This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b)       Any Lender may, without the consent of the Borrower, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Term Loan Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that no Lender shall be permitted to sell any such participating interest to (i) any of the Permitted Holders, any of their respective Affiliates or any of their respective associated investment funds or (ii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders or all affected Lenders pursuant to Sections 8.1(a)(i), (ii), (iii), (vi), or (vii).  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.14 as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Section 2.16 (subject to the requirements and limitations of Section 2.17, including the requirements of Sections 2.16(f) through (i) (it being agreed that any required documentation shall be provided solely to the participating Lender)) with respect to its participation in the Term Loan Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to Section 2.16 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except (1) to the extent that entitlement to a greater amount results from a Change in Law that occurs after such Participant acquires the applicable participation or (2) if such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c)        Any Lender (an “Assignor”) may, in accordance with applicable Law and the written acknowledgement of the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default under Sections 6.1(a) or (f) has occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed)(provided that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that assignments made to any Lender, an affiliate of a Lender or a Related Fund will not be subject to the above described consents; provided, further, that unless an Event of Default under Section 6.1(a) or (f) has occurred and is continuing, no assignment to an Assignee (other than any Lender or any affiliate thereof) of Term Loan Commitments or Loans shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Loans under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Term Loan Commitment or Loan) shall have a Term Loan Commitment or Loan of at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower; provided, however, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) any of the Permitted Holders, any of their respective Affiliates or any of their respective associated investment funds, (ii) the Borrower, DRP or any of their Subsidiaries or (iii) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Term Loan Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent of the interest assigned in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.16 and 8.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this clause (c), multiple assignments by two or more Related Funds shall be aggregated.

(d)          [reserved].

(e)          Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 8.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid (A) in connection with an assignment by or to the Administrative Agent or any Affiliate thereof or (B) in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (1) promptly following completion of any required know-your-customer checks, accept such Assignment and Acceptance and (2) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Notes of the assigning Lender) a new Note to such Assignee in an amount equal to the Term Loan Commitment or Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Term Loan Commitment or Loan, upon request, a new Note to the Assignor in an amount equal to the Term Loan Commitment or Loan, as applicable, retained by it hereunder.  Such new Note or Notes shall be in the form of the Note or Notes replaced thereby.

(f)         For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Law.

(g)         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.16 (subject to the requirements and limitations of Section 2.17, including the requirements of Sections 2.16(f) through (i) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Term Loan Commitments and the Loans outstanding from time to time as if such SPC were a Lender; provided that, no SPC shall be entitled to receive any greater amount pursuant to Section 2.16 than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except (1) to the extent that entitlement to a greater amount results from a Change in Law that occurs after such interest was granted or (2) if such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  In addition, notwithstanding anything to the contrary in this Section 8.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower or its Affiliates may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This Section 8.6(g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.  To the extent an SPC provides a Loan, the applicable Lender may maintain a register on behalf of the Borrower and the SPC’s interest must be entered in the register.

Section 8.7         Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.  For the avoidance of doubt, the words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document or any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that (x) nothing herein shall require the Lender or Issuing Bank to accept electronic signature counterparts in any form or format and (y) the Administrative Agent reserves the right to require, at any time and in its sole discretion, the delivery of manually executed counterpart signatures to this Agreement or any other document signed in connection with this Agreement and the parties hereto agree to promptly delivery such manually executed counterpart signature pages if requested.

Section 8.9       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.10        Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Issuing Bank and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Issuing Bank or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 8.11      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8.12         Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)         submits for itself and its Property in any legal action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case, in the County of New York, Borough of Manhattan, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 8.2 or at such other address of which the Administrative Agent (or in the case of the Administrative Agent, the other parties hereto) shall have been notified pursuant thereto;

(d)          agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(f)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

Section 8.13        Acknowledgments.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.14        Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to keep confidential, and shall cause any Transferees or Representatives to keep confidential, all non-public information provided to it by any Loan Party pursuant to this Agreement (“Information”); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Issuing Bank, any other Lender or any affiliate of any thereof, (b) to any Participant or assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 8.14 or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors and customary service providers to the lending industry and to the Administrative Agent, the Issuing Bank or any Lender in connection with the administration of this Agreement, any other Loan Document and Term Loan Commitments (provided that such information disclosed to such service providers shall be limited to the terms or existence of the financing hereunder and the activities of the Administrative Agent, the Issuing Bank and the Lenders, but shall not include confidential business information relating to the Borrower of any of its affiliates) (such persons, “Representatives”), it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty in swap or derivative transaction relating to the Borrower, DRP or any of their respective Subsidiaries, or any if their respective obligations hereunder or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it (including any self-regulatory authority), (f) to the extent required in response to any order of any court or other Governmental Authority (including any self-regulatory authority) or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 8.14, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower, (l) in connection with the exercise of any remedy hereunder or under any other Loan Document, (m) for purposes of establishing a “due diligence” defense, (n) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement and (o) subject to the Borrower’s prior approval of the information to be disclosed, to rating agencies in connection with obtaining a rating contemplated by this Agreement on a confidential basis; provided that, in the event a Lender or Issuing Bank receives a summons or subpoena to disclose confidential information to any party, such Lender or Issuing Bank shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  It is understood and agreed that no Lender or Issuing Bank may advertise or promote its role in arranging or providing any portion of any the Term Loans or Letters of Credit (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may not be unreasonably withheld or delayed).

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Section 8.15      Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders shall so request (or if the Administrative Agent notifies the Borrower that the Required Lenders so request), then the Borrower, the Issuing Bank and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered in accordance with Section 8.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB, GAAP, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.

Section 8.16     WAIVERS OF JURY TRIAL.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.17        [Reserved].

Section 8.18        USA PATRIOT ACT.  Each Lender that is subject to the PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 8.19       Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.20        Releases of Collateral; Termination of Credit Agreement.

(a)        Each of the Lenders and Issuing Bank agrees that the Collateral Agent’s Security Interest on any property granted to or held by the Collateral Agent under any Security Document shall be automatically released at the time the Property subject to such Security Interest is sold (other than to any other Person that would be required pursuant to this Agreement or any Security Document to grant a Security Interest on such Collateral to the Collateral Agent for the benefit of the Secured Parties after giving effect to such Asset Sale) as part or in connection with any Asset Sale permitted under this Agreement.

(b)        Each of the Lenders and Issuing Bank agrees that the Collateral Agent’s Security Interest on any property granted to or held by the Collateral Agent under any Security Document shall be automatically released to the extent such property becomes an Excluded Asset (as defined in the Security Agreement (as defined in the Collateral Agency Agreement)) or otherwise pursuant to the terms thereof.

(c)        Each of the Lenders and Issuing Bank agrees that, on the date that the Termination Conditions are satisfied, the Obligations will no longer be secured under the Security Documents.

(d)         The Administrative Agent, the Issuing Bank and the Lenders hereby agree that, upon the satisfaction of the Termination Conditions, this Agreement and the obligations of the Loan Parties hereunder shall be terminated, released, discharged and satisfied in full (other than any obligation set forth in this Agreement that, pursuant to its express terms, survives termination of this Agreement), and the Administrative Agent agrees to execute such documentation as may be reasonably requested by the Borrower to evidence (including to the Collateral Agent) such termination, release, discharge and satisfaction; provided that the foregoing shall be at the Borrower’s expense and in form and substance reasonably satisfactory to the Administrative Agent.

Section 8.21        Time.  Time is of the essence in all respects hereof.

Section 8.22        Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          A reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       The variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 8.23        Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DRP URBAN RENEWAL 4, LLC,
as the Borrower

By:	/s/ Sarah Hurt
Name:	Sarah Hurt
Title:	Secretary

DELAWARE RIVER PARTNERS LLC,
as DRP

By:	/s/ Sarah Hurt
Name:	Sarah Hurt
Title:	Secretary

[Delaware River Partners LLC – Signature Page to Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH
as Lender and Issuing Bank

By:	/s/ Jackie Bartnick
Name:	Jackie Bartnick
Title:	Director

By:	/s/ Yan Rui
Name:	Yan Rui
Title:	Vice President

[Delaware River Partners LLC – Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:	/s/ Jeremy Eisman
Name:	Jeremy Eisman
Title:	Managing Director

By:	/s/ Blake Yaralian
Name:	Blake Yaralian
Title:	Managing Director

[Delaware River Partners LLC – Signature Page to Credit Agreement]

Schedule 1.1

[Omitted]

Schedule 3.6

[Omitted]

Schedule 3.8

[Omitted]

Schedule 3.15

[Omitted]

Schedule 3.17

[Omitted]

Schedule 3.23

[Omitted]

Schedule 5.5

[Omitted]

Schedule 5.29(b)

[Omitted]

Schedule 6.1(k)

[Omitted]

EXHIBIT A TO
CREDIT AGREEMENT

[FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, without limitation, any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is a Related Fund]
Market Entity Identifier (if any):

3.	Borrower:	DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company

4.	Administrative Agent:	Deutsche Bank Trust Company Americas

5.	Credit Agreement
The Credit Agreement, dated as of May 28, 2025, by and among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent

6.	Assigned Interest[s]:

Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[1]
$	$	%

$	$	%

$	$	%

Effective Date:                     , 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.          Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Fax:	Fax:

with a copy to:	with a copy to:

Attention:	Attention:
Fax:	Fax:

Wire Instructions:	Wire Instructions:

[Remainder of page intentionally left blank]

1          Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as the Administrative Agent

By:
Title:

[Consented to:

DRP URBAN RENEWAL 4, LLC,
as the Borrower

By:
Title:

]2

[2]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.          Representations and Warranties.

1.1        Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2        Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (v) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vi) if it is a Non-U.S. Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.        Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.         General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT B TO
CREDIT AGREEMENT

[FORM OF] NOTE

$[1][___,___,___][2]
[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [_____________________] (the “Lender”) or its registered assigns in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 28, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Deutsche Bank Trust Company Americas, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Principal Office of the Administrative Agent.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note (this “Note”) is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

All communications and notices hereunder shall be in writing and given as provided in Section 8.2 of the Credit Agreement.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. INFORMATION ABOUT ORIGINAL ISSUE DISCOUNT, ISSUE PRICE, ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY CONTACTING DRP URBAN RENEWAL 4, LLC C/O FTAI INFRASTRUCTURE INC., ATTENTION:  [CHIEF FINANCIAL OFFICER], 1345 6TH AVE, NEW YORK, NY 10105, TELEPHONE [•].

[1]	To be the Lender’s Loan amount.
[2]	To be the Closing Date (or, if written notice of Lender’s request for a Note is delivered after the Closing Date, a date that is promptly after the Borrower’s receipt of such notice).

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

DRP URBAN RENEWAL 4, LLC

By:
Name:
Title:

EXHIBIT C TO
CREDIT AGREEMENT

[FORM OF] SOLVENCY CERTIFICATE

[●], 20[●]

This Solvency Certificate is being executed and delivered pursuant to Section 4.1(d) of that certain Credit Agreement, dated as of May 28, 2025, by and among DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time part thereto, and Deutsche Bank Trust Company Americas, as Administrative Agent (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Responsible Officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.
I am generally familiar with the businesses and assets of DRP, the Borrower and the DRP Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.
As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that (a) the fair value of the property of DRP, the Borrower and the DRP Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of DRP, the Borrower and the DRP Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of DRP, the Borrower and the DRP Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and the DRP Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) DRP, the Borrower and the DRP Subsidiaries, do not intend to, and do not believe that they will, incur debts or liabilities beyond DRP’s, the Borrower’s and the DRP Subsidiaries’, taken as a whole, ability to pay such debts and liabilities as they mature, (d) DRP, the Borrower’s and the DRP Subsidiaries’, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower’s and the DRP Subsidiaries’, taken as a whole, property would constitute an unreasonably small capital, and (e) DRP, the Borrower’s and the DRP Subsidiaries, taken as a whole are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page to Follow]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

DRP URBAN RENEWAL 4, LLC

By:
Name:
Title:

EXHIBIT D TO
CREDIT AGREEMENT

[FORM OF] FUNDING NOTICE

Reference is made to the Credit Agreement, to be dated on or about May 28, 2025 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent.

Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower desires that Lenders make the following Term Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

☐	Term Loans:	$[___,___,___]

The proceeds of the Term Loans on the Credit Date may be net funded by the Lenders providing such Term Loans and as directed by the Administrative Agent to the satisfaction of certain fees of the Administrative Agent as specified by the letter of direction relating to such Term Loans.

The Borrower desires that the proceeds of the Term Loans on the Credit Date be disbursed in accordance with the following selection:

☐	To the Borrower’s account, at the following location and number:

Bank:
ABA #:
Account #:
Account Name:

☐	Pursuant to the instructions set forth in the funds flow memorandum on file with the Administrative Agent

Delivery of an executed counterpart of this Funding Notice by facsimile or other electronic method of transmission shall be effective as delivery of an original executed counterpart of this Funding Notice.

[Remainder of page intentionally left blank]

Date: [mm/dd/yy]
DRP URBAN RENEWAL 4, LLC,
as Borrower

By:
Name:
Title:

EXHIBIT E-1 TO
CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 28, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10- percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[NAME OF LENDER OR ISSUING BANK]

By:
Name:
Title:
Date: ___________, 20[ ]

EXHIBIT E-2 TO
CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 28, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ___________, 20[ ]

EXHIBIT E-3 TO
CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 28, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii)  neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners:  an IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8IMY, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ___________, 20[ ]

EXHIBIT E-4 TO
CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 28, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRP URBAN RENEWAL 4, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners: an IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8IMY, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[NAME OF LENDER OR ISSUING BANK]

By:
Name:
Title:
Date: ___________, 20[ ]